Exhibit 99.4
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (UPDATED)

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CA, Inc.:
We have audited the accompanying consolidated balance sheets of CA, Inc. and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended March 31, 2009. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement schedule listed in Item 15(c). We also have audited CA, Inc.’s internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). CA, Inc.’s management is responsible for these consolidated financial statements and the consolidated financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the Management’s Report on Internal Control Over Financial Reporting under Item 9A(b) in CA, Inc.’s March 31, 2009 Annual Report on Form 10-K. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule, and an opinion on the Company’s internal control over financial reporting based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CA, Inc. and subsidiaries as of March 31, 2009 and 2008, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended March 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also, in our opinion, CA, Inc. maintained, in all material respects, effective internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by COSO.
As discussed in Note 1(e), the Company has adopted, through retrospective application, the requirements of Financial Accounting Standard Board (FASB) Staff Positions Accounting Principles Board Opinion (APB) No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) and Emerging Issues Task Force Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities. As discussed in Note 1(r), the Company has adopted, as of April 1, 2007, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
/s/ KPMG LLP
New York, New York
May 15, 2009, except for Note 1(e), as to which
     the date is November 9, 2009

CA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2009	2008	2007
	(in millions, except per share amounts)
REVENUE:

Subscription and maintenance revenue	$3,772	$3,762	$3,458
Professional services	358	383	351
Software fees and other	141	132	134

TOTAL REVENUE	4,271	4,277	3,943

EXPENSES:

Costs of licensing and maintenance	298	272	250
Cost of professional services	307	368	333
Amortization of capitalized software costs	125	117	354
Selling and marketing	1,214	1,327	1,340
General and administrative	464	530	549
Product development and enhancements	486	526	557
Depreciation and amortization of other intangible assets	149	156	148
Other (gains) expenses, net	(1)	6	(13)
Restructuring and other	102	121	201
Charge for in-process research and development costs	—	—	10

TOTAL EXPENSES BEFORE INTEREST AND INCOME TAXES	3,144	3,423	3,729

Income from continuing operations before interest and income taxes	1,127	854	214
Interest expense, net	62	79	90

Income from continuing operations before income taxes	1,065	775	124
Income tax expense	394	296	21

INCOME FROM CONTINUING OPERATIONS	671	479	103

Loss from discontinued operations, inclusive of realized losses on sale, net of income taxes	—	—	(3)

NET INCOME	$671	$479	$100

BASIC INCOME PER SHARE
Income from continuing operations	$1.29	$0.92	$0.19
Loss from discontinued operations	—	—	—

Net income	$1.29	$0.92	$0.19

Basic weighted average shares used in computation	513	514	544
DILUTED INCOME PER SHARE

Income from continuing operations	$1.29	$0.92	$0.19
Loss from discontinued operations	—	—	—

Net income	$1.29	$0.92	$0.19

Diluted weighted average shares used in computation	537	515	544
See accompanying Notes to the Consolidated Financial Statements.

CA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,
	2009	2008
	(dollars in millions)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,712	$2,795
Trade and installment accounts receivable, net	839	970
Deferred income taxes — current	513	623
Other current assets	105	80

TOTAL CURRENT ASSETS	4,169	4,468

Installment accounts receivable, due after one year, net	128	234

PROPERTY AND EQUIPMENT
Land and buildings	199	256
Equipment, furniture and improvements	1,258	1,236

	1,457	1,492

Accumulated depreciation and amortization	(1,015)	(996)

TOTAL PROPERTY AND EQUIPMENT, NET	442	496

Purchased software products, net of accumulated amortization of $4,712 and $4,662, respectively	155	171
Goodwill	5,364	5,351
Deferred income taxes — noncurrent	268	268
Other noncurrent assets, net	715	743

TOTAL ASSETS	$11,241	$11,731

See accompanying Notes to the Consolidated Financial Statements.

CA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(CONTINUED)

	March 31,
	2009	2008
	(dollars in millions)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt and loans payable	$621	$361
Accounts payable	120	152
Accrued salaries, wages, and commissions	306	400
Accrued expenses and other current liabilities	362	439
Deferred revenue (billed or collected) — current	2,431	2,664
Taxes payable, other than income taxes payable	85	97
Federal, state, and foreign income taxes payable	84	59
Deferred income taxes — current	40	106

TOTAL CURRENT LIABILITIES	4,049	4,278

Long-term debt, net of current portion	1,287	2,155
Federal, state, and foreign income taxes payable	284	225
Deferred income taxes — noncurrent	136	200
Deferred revenue (billed or collected) — noncurrent	1,000	1,036
Other noncurrent liabilities	123	87

TOTAL LIABILITIES	6,879	7,981

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 10,000,000 shares authorized; No shares issued and outstanding	—	—
Common stock, $0.10 par value, 1,100,000,000 shares authorized; 589,695,081 and 589,695,081 shares issued; 514,292,558 and 509,782,514 shares outstanding, respectively	59	59
Additional paid-in capital	3,686	3,695
Retained earnings	2,673	2,085
Accumulated other comprehensive loss	(183)	(101)
Treasury stock, at cost, 75,402,523 shares and 79,912,567 shares, respectively	(1,873)	(1,988)

TOTAL STOCKHOLDERS’ EQUITY	4,362	3,750

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,241	$11,731

See accompanying Notes to the Consolidated Financial Statements.

CA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
		Additional		Other		Total
	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	Loss	Stock	Equity
	(in millions, except per share amounts)
Balance as of March 31, 2006	$63	$4,536	$1,714	$(107)	$(1,488)	$4,718

Adoption of new accounting principle — (See Note 1)		129	(49)			80

Adjusted balance as of March 31, 2006	63	4,665	1,665	(107)	(1,488)	4,798
Net income			100			100
Translation adjustment in 2007				10		10
Unrealized gain on marketable securities, net of taxes				1		1

Comprehensive income						111
Stock-based compensation		88				88
Dividends declared ($0.16 per share)			(88)			(88)
Exercise of common stock options, ESPP, and other items		(95)			113	18
Issuance of options related to acquisitions, net of amortization		5				5
Treasury stock purchased					(225)	(225)
Common stock purchased and retired	(4)	(987)				(991)

Balance as of March 31, 2007	$59	$3,676	$1,677	$(96)	$(1,600)	$3,716

Net income			479			479
Translation adjustment in 2008				(4)		(4)
Unrealized loss on marketable securities, net of taxes				(1)		(1)

Comprehensive income						474
Adoption of new accounting principle — FIN 48			11			11
Stock-based compensation		102				102
Dividends declared ($0.16 per share)			(82)			(82)
Exercise of common stock options, ESPP, and other items		(85)			112	27
Issuance of options related to acquisitions, net of amortization		2				2
Treasury stock purchased					(500)	(500)

Balance as of March 31, 2008	$59	$3,695	$2,085	$(101)	($1,988)	$3,750

See accompanying Notes to the Consolidated Financial Statements.

CA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (CONTINUED)

				Accumulated
		Additional		Other		Total
	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders'
	Stock	Capital	Earnings	Loss	Stock	Equity
	(in millions, except per share amounts)
Balance as of March 31, 2008	$59	$3,695	$2,085	$(101)	$(1,988)	$3,750

Net income			671			671
Translation adjustment in 2009				(77)		(77)
Unrealized loss on derivatives, net of $3 million in taxes				(5)		(5)

Comprehensive income						589
Stock-based compensation		92				92
Dividends declared ($0.16 per share)			(83)			(83)
Exercise of common stock options, ESPP, and other items		(101)			119	18
Treasury stock purchased					(4)	(4)

Balance as of March 31, 2009	$59	$3,686	$2,673	$(183)	$(1,873)	$4,362

See accompanying Notes to the Consolidated Financial Statements.

CA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2009	2008	2007
	(in millions)
OPERATING ACTIVITIES:

Net income	$671	$479	$100
Loss from discontinued operations, net of income taxes	—	—	3

Income from continuing operations	671	479	103
Adjustments to reconcile income from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	274	273	502
Provision for deferred income taxes	(56)	(16)	(229)
Provision for bad debts	15	23	4
Non-cash stock based compensation expense and defined contribution plan	116	122	116
Non-cash charge for purchased in-process research and development	—	—	10
Amortization of discount on convertible debt	37	33	30
(Gains) losses on sale and disposal of assets and repayment of debt, net	(3)	12	(18)
Charge for impairment of assets	5	6	16
Foreign currency transaction losses (gains) — before taxes	67	(28)	—
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease in trade and current installment accounts receivable, net	199	111	274
(Decrease) increase in deferred revenue (billed or collected) — current and noncurrent	(49)	258	294
Increase (decrease) in taxes payable, net	35	(82)	(93)
Decrease in accounts payable, accrued expenses and other	(99)	(95)	(12)
(Decrease) increase in accrued salaries, wages, and commissions	(29)	26	(14)
Restructuring and other, net	(13)	12	77
Changes in other operating assets and liabilities	42	(31)	8

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	1,212	1,103	1,068

INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	(76)	(27)	(212)
Settlements of purchase accounting liabilities	(7)	(7)	(21)
Purchases of property and equipment	(83)	(117)	(150)
Proceeds from sale and divestiture of assets	6	19	22
Proceeds from sale-lease back transactions	—	27	201
Capitalized software development costs	(129)	(112)	(85)
Other investing activities	5	(2)	43

NET CASH USED IN INVESTING ACTIVITIES	(284)	(219)	(202)

See accompanying Notes to the Consolidated Financial Statements.

CA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year Ended March 31,
	2009	2008	2007
	(in millions)
FINANCING ACTIVITIES:

Dividends paid	(83)	(82)	(88)
Purchases of common stock	(4)	(500)	(1,216)
Debt borrowings	1	750	751
Debt repayments	(680)	(759)	(5)
Debt issuance costs	—	(3)	—
Exercise of common stock options and other	7	22	43

NET CASH USED IN FINANCING ACTIVITIES	(759)	(572)	(515)

INCREASE IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	169	312	351

Effect of exchange rate changes on cash	(252)	208	93

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(83)	520	444

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,795	2,275	1,831

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,712	$2,795	$2,275

See accompanying Notes to the Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Significant Accounting Policies
(a) Description of Business: CA, Inc. and subsidiaries (the Company) develops, markets, delivers and licenses software products and services.
(b) Principles of Consolidation: The Consolidated Financial Statements include the accounts of the Company and its majority-owned and controlled subsidiaries. Investments in affiliates owned 50% or less are accounted for by the equity method. Intercompany balances and transactions have been eliminated in consolidation. Companies acquired during each reporting period are reflected in the results of the Company effective from their respective dates of acquisition through the end of the reporting period (refer to Note 2, “Acquisitions and Divestitures” in these Notes to the Consolidated Financial Statements for additional information).
(c) Divestiture: In November 2006, the Company sold its 70% equity interest in Benit Company (Benit) to the minority interest holder. As a result, Benit has been classified as a discontinued operation and its results of operations have been reclassified in the Consolidated Statements of Operations for the fiscal year ended March 31, 2007. The cash flows for Benit were deemed immaterial for separate presentation as a discontinued operation in the Consolidated Balance Sheet and Consolidated Statements of Cash Flows. All related footnotes to the Consolidated Financial Statements have been adjusted to exclude the effect of the operating results of Benit. Refer to Note 2, “Acquisitions and Divestitures,” in these Notes to the Consolidated Financial Statements for additional information.
(d) Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, these estimates may ultimately differ from actual results.
(e) Retrospective adoption of new accounting principles: The financial statements included herein have been adjusted to reflect the retrospective adoption of the following accounting principles:
Effective April 1, 2009, the Company adopted Financial Accounting Standards Board (FASB) Staff Position (FSP) Emerging Issues Task Force (EITF) No. 03-6-1 (FSP EITF 03-6-1), “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” which requires all prior-period earnings per share data to be adjusted retrospectively. FSP EITF 03-6-1 clarifies that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are to be included in the computation of earnings per share under the two-class method described in Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings Per Share.” See Item k: Net Income from Continuing Operations per Share, below for additional information regarding the Company’s earnings per share calculation and the adoption of FSP EITF 03-6-1.
Effective April 1, 2009, the Company adopted FSP Accounting Principles Board Opinion (APB) No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” which requires retrospective application to all periods presented, and does not grandfather existing instruments. FSP APB No. 14-1 requires the issuer of convertible debt instruments with cash settlement features to account separately for the liability and equity components of the instruments. The debt is recognized at the present value of its cash flows discounted using the issuer’s nonconvertible debt borrowing rate at the time of issuance, with the resulting debt discount being amortized over the expected life of the debt. The equity component is recognized as the difference between the proceeds from the issuance of the convertible debt instrument and the fair value of the liability.

The following table reflects the Company’s previously reported amounts, along with the adjusted amounts to reflect the adoption of FSP APB No. 14-1:

	As Reported	As Adjusted
	(in millions)	(in millions)
Fiscal Year Ended March 31, 2009
Deferred income taxes — current (asset)	$524	$513
Current portion of long-term debt and loans payable	650	621
Additional paid-in capital	3,557	3,686
Retained earnings	2,784	2,673

Interest expense	25	62
Income from continuing operations before taxes	1,102	1,065
Income tax expense	408	394
Income from continuing operations	694	671

Net income	$694	$671

	As Reported	As Adjusted
	(in millions)	(in millions)
Fiscal Year Ended March 31, 2008
Deferred income taxes — noncurrent (asset)	$293	$268
Long-term debt, net of current portion	2,221	2,155
Additional paid-in capital	3,566	3,695
Retained earnings	2,173	2,085

Interest expense	46	79
Income from continuing operations before taxes	808	775
Income tax expense	308	296
Income from continuing operations	500	479

Net income	$500	$479

	As Reported	As Adjusted
	(in millions)	(in millions)
Fiscal Year Ended March 31, 2007
Deferred income taxes — noncurrent (asset)	$402	$364
Long-term debt, net of current portion	2,572	2,472
Additional paid-in capital	3,547	3,676
Retained earnings	1,744	1,677

Interest expense	60	90
Income from continuing operations before taxes	154	124
Income tax expense	33	21
Income from continuing operations	121	103

Net income	$118	$100
The carrying amount of the equity component associated with the Company’s $460 million 1.625% Convertible Senior Notes due December 2009 (the 1.625% Senior Notes) was approximately $129 million (net of deferred taxes of $80 million) at both March 31, 2009 and March 31, 2008. The unamortized discount associated with the 1.625% Senior Notes was approximately $29 million and $66 million at March 31, 2009 and March 31, 2008, respectively. Total interest expense, including amortization of discount, associated with the 1.625% Senior Notes was approximately $45 million, $41 million and $37 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively. See the Note 7, Debt, for additional information regarding the Company’s convertible debt.

The retrospective adoption of FSP EITF 03-6-1 and FSP ABP No. 14-1 decreased basic earnings per share by approximately $0.06, $0.05 and $0.03 for the fiscal years ended March 31, 2009, 2008 and 2007, respectively. Diluted earnings per share decreased by approximately $0.01 and $0.03 for the fiscal years ended March 31, 2008 and 2007, respectively. These decreases were primarily attributable to FSP APB No. 14-1 as the impact to earnings per share of FSP EITF 03-6-1 did not have a material impact to previously reported earnings per share. Diluted earnings per share for the fiscal year ended March 31, 2009 was not affected. The Company has also updated the disclosure for Segment and Geographic Information (Note 5), Debt (Note 7) and Income Taxes (Note 9) to reflect the retrospective adoption of these accounting pronouncements.
(f)Adoption of other new accounting principles: Effective April 1, 2008, the Company adopted the provisions of SFAS No. 157, “Fair Value Measurements,” as modified by FSP Financial Accounting Standard (FAS) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. FSP FAS 157-1 removes leasing from the scope of SFAS No. 157. FSP FAS 157-2 delays the effective date of SFAS No. 157 from the Company’s fiscal year ending March 31, 2009 to the Company’s fiscal year ending March 31, 2010 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).
The provisions of SFAS No. 157 as amended by FSP FAS 157-1 were applied prospectively to fair value measurements and disclosures for financial assets and financial liabilities recognized or disclosed at fair value in the financial statements. The adoption of these Statements did not have an effect on the Company’s consolidated results of operations or financial position for the fiscal year 2009. While the Company does not expect the adoption of these Statements to have a material effect on its consolidated results of operations or financial position in subsequent reporting periods, the Company will continue to monitor any additional implementation guidance that is issued that addresses the fair value measurements for certain financial assets, and non-financial assets and non-financial liabilities not disclosed at fair value in the financial statements on at least an annual basis as required by SFAS No. 157.
In accordance with SFAS No. 157 as amended by FSP FAS 157-1, the Company modified its disclosures relating to the fair value measurements and disclosures for financial assets. Refer to Note 4, “Derivatives and Fair Value Measurements,” for additional information regarding the assets and liabilities carried at fair value on the Company’s financial statements.
Effective April 1, 2008, the Company adopted the provisions of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to elect to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. As permitted by SFAS No. 159 implementation options, the Company chose not to elect the fair value option for its financial assets and liabilities that had not been previously measured at fair value. Therefore, material financial assets and liabilities, such as the Company’s short- and long-term debt obligations, are reported at their historical carrying amounts.
Effective April 1, 2008, the Company elected to adopt the provisions of SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133.” SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The adoption of SFAS No. 161 did not have an effect on the Company’s consolidated results of operations or financial position for the fiscal year 2009.
Refer to Note 4, “Derivatives and Fair Value Measurements,” for additional information regarding the Company’s derivative activities.
(g) Translation of Foreign Currencies: Foreign currency assets and liabilities of the Company’s international subsidiaries are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as part of the foreign currency translation adjustment in Stockholders’ Equity. Gains and losses from foreign currency transactions are included in the “Other (gains) expenses, net” line item in the Consolidated Statements of Operations in the period in which they occur. Net income includes exchange transaction gains (losses) and the impact of derivatives, net of taxes, of approximately $7 million, $17 million and $0 million in the fiscal years ended March 31, 2009, 2008 and 2007, respectively. Refer to Note 4, “Derivatives and Fair Value Measurements,” for additional information.
(h) Revenue Recognition: The Company generates revenue from the following primary sources: (1) licensing software products; (2) providing customer technical support (referred to as “maintenance”); and (3) providing professional services, such as product implementation, consulting and education. Revenue is recorded net of applicable sales taxes.
The Company recognizes revenue pursuant to the requirements of Statement of Position (SOP) 97-2, "Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants, as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” In accordance with SOP 97-2, the Company begins to recognize revenue from licensing and maintenance when all of the following criteria are met: (1) the Company has evidence of an arrangement with a customer; (2) the Company delivers the products; (3) license agreement terms are fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; and (4) collection is probable.
The Company’s software licenses generally do not include acceptance provisions. An acceptance provision allows a customer to test the software for a defined period of time before committing to license the software. If a license agreement includes an acceptance provision, the Company does not recognize revenue until the earlier of the receipt of a written customer acceptance or, if not notified by the customer to cancel the license agreement, the expiration of the acceptance period.
Under the Company’s subscription model, implemented in October 2000, software license agreements typically combine the right to use specified software products, the right to maintenance, and the right to receive unspecified future software products for no additional fee during the term of the agreement. Under these subscription licenses, once all four of the above-noted revenue recognition criteria are met, the Company is required under GAAP to recognize revenue ratably over the term of the license agreement.
For license agreements signed prior to October 2000, once all four of the above-noted revenue recognition criteria were met, software license fees were recognized as revenue generally when the software was delivered to the customer, or “up-front” (as the contracts did not include a right to unspecified future software products), and the maintenance fees were deferred and subsequently recognized as revenue over the term of the license. Currently, a relatively small amount of the Company’s revenue from software licenses is recognized on an up-front basis, subject to meeting the same revenue recognition criteria in accordance with SOP 97-2 as described above. Software fees from such licenses are recognized up-front and are reported in the “Software fees and other” line item in the Consolidated Statements of Operations. Maintenance fees from such licenses are recognized ratably over the term of the license and are recorded on the “Subscription and maintenance revenue” line item in the Consolidated Statements of Operations. License agreements with software fees that are recognized up-front do not include the right to receive unspecified future software products. However, in the event such license agreements are executed within close proximity to or in contemplation of other license agreements that are signed under the Company’s subscription model with the same customer, the licenses together may be considered a single multi-element agreement, and all such revenue is required to be recognized ratably and is recorded as “Subscription and maintenance revenue” in the Consolidated Statements of Operations.
Since the Company implemented its subscription model in October 2000, the Company’s practice with respect to products of newly acquired businesses with established vendor specific objective evidence (VSOE) of fair value has been to record revenue initially on the acquired company’s systems, generally under an up-front model; and, starting within the first fiscal year after the acquisition, to enter new licenses for such products under the Company’s subscription model, following which revenue is recognized ratably and recorded as “Subscription and maintenance revenue.” In some instances, the Company sells newly developed and recently acquired products on an up-front model. The software license fees from these contracts are presented as “Software fees and other.” Selling such licenses under an up-front model may result in higher total revenue in a current reporting period than if such licenses were based on the Company’s subscription model and the associated revenue recognized ratably.
Revenue from professional service arrangements is generally recognized as the services are performed. Revenue from committed professional services that are sold as part of a subscription license agreement is deferred and recognized on a ratable basis over the term of the related software license. If it is not probable that a project will be completed or the payment will be received, revenue recognition is deferred until the uncertainty is removed.
Revenue from sales to distributors, resellers, and value-added resellers commences when all four of the SOP 97-2 revenue recognition criteria noted above are met and when these entities sell the software product to their customers. This is commonly referred to as the sell-through method. Revenue from the sale of products to distributors, resellers and value-added resellers that include licensing terms that provide the right for the end-users to receive certain unspecified future software products is recognized on a ratable basis.
In the second quarter of fiscal year 2008, the Company decided that certain channel or “commercial” products sold through tier two distributors will no longer be licensed with terms entitling the customer to receive unspecified future software products. As such, license revenue from these sales where the Company has established VSOE for maintenance is recognized on a perpetual or up-front basis using the residual method and is reflected as “Software fees and other,” with maintenance revenue being deferred and recognized ratably.
The Company has an established business practice of offering installment payment options to customers and has a history of successfully collecting substantially all amounts due under such agreements. The Company assesses collectibility based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If, in the Company’s judgment, collection of a fee is not probable, revenue will not be recognized until the uncertainty is removed, which is generally through the receipt of cash payment.
The Company’s standard licensing agreements include a product warranty provision for all products. Such warranties are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies.” The likelihood that the Company would be required to make refunds to customers under such provisions is considered remote.
Under the terms of substantially all of the Company’s license agreements, the Company has agreed to indemnify customers for costs and damages arising from claims against such customers based on, among other things, allegations that its software products infringe the intellectual property rights of a third party. In most cases, in the event of an infringement claim, the Company retains the right to (i) procure for the customer the right to continue using the software product; (ii) replace or modify the software product to eliminate the infringement while providing substantially equivalent functionality; or (iii) if neither (i) nor (ii) can be reasonably achieved, the Company may terminate the license agreement and refund to the customer a pro-rata portion of the fees paid. Such indemnification provisions are accounted for in accordance with SFAS No. 5. The likelihood that the Company would be required to make refunds to customers under such provisions is considered remote. In most cases and where legally enforceable, the indemnification is limited to the amount paid by the customer.
Subscription and Maintenance Revenue: Subscription and maintenance revenue is the amount of revenue recognized ratably during the reporting period from either: (i) subscription license agreements that were in effect during the period, which generally include maintenance that is bundled with and not separately identifiable from software usage fees or product sales, or (ii) maintenance agreements associated with providing customer technical support and access to software fixes and upgrades which are separately identifiable from software usage fees or product sales. Deferred revenue (billed or collected) is comprised of: (i) amounts received in advance of revenue recognition from the customer, (ii) amounts billed but not collected for which revenue has not yet been earned, and (iii) amounts received in advance of revenue recognition from financial institutions where the Company has transferred its interest in committed installments. Each of the categories is further differentiated by current or non-current classification depending on when the revenue is anticipated to be earned (i.e., within the next twelve months or subsequent to the next twelve months).
Software Fees and Other: Software fees and other revenue primarily consist of revenue that is recognized on an up-front basis. This includes revenue generated through transactions with distribution and original equipment manufacturer channel partners (sometimes referred to as the Company’s “indirect” or “channel” revenue) and certain revenue associated with new or acquired products sold on an up-front basis. Also included is financing fee revenue, which results from the discounting of product sales recognized on an up-front basis with extended payment terms to present value. Revenue recognized on an up-front basis results in higher revenue for the period than if the same revenue had been recognized ratably under the Company’s subscription model.
(i) Sales Commissions: Sales commissions are recognized in the period the commissions are earned by employees, which is typically upon the signing of the contract. The Company accrues for sales commissions based on, among other things, estimates of how the sales personnel will perform against specified annual sales quotas. These estimates involve assumptions regarding the Company’s projected new product sales and billings. All of these assumptions reflect the Company’s best estimates, but these items involve uncertainties, and as a result, if other assumptions had been used in the period, sales commission expense could have been affected for that period. Under the Company’s current sales compensation model, during periods of high growth and sales of new products relative to revenue in that period, the amount of sales commission expense attributable to the license agreements signed in the period would be recognized fully and could negatively impact income and net income per share in that period.
(j) Accounting for Stock-Based Compensation: Stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee requisite service period (generally the vesting period of the equity grant).
The Company currently maintains several stock-based compensation plans. The Company uses the Black-Scholes option-pricing model to compute the estimated fair value of certain stock-based awards. The Black-Scholes model includes assumptions regarding dividend yields, expected volatility, expected lives, and risk-free interest rates. These assumptions reflect the Company’s best estimates, but these items involve uncertainties based on market and other conditions outside of the Company’s control. As a result, if other assumptions had been used, stock-based compensation expense could have been materially affected. Furthermore, if different assumptions are used in future periods, stock-based compensation expense could be materially affected in future years.
As described in Note 10, “Stock Plans,” in these Notes to the Consolidated Financial Statements, performance share units (PSUs) are awards under the long-term incentive programs for senior executives where the number of shares or restricted shares, as applicable, ultimately received by the employee depends on Company performance measured against specified targets and will be determined after a three-year or one-year period as applicable. The fair value of each award is estimated on the date that the performance targets are established based on the fair value of the Company’s stock and its estimate of the level of achievement of its performance targets. The Company recalculates the fair value of issued PSUs each reporting period until the underlying shares are granted. The adjustment is based on the quoted market price of the Company’s stock on the reporting period date. Each quarter, the Company compares the actual performance it expects to achieve with the performance targets.
(k) Income from Continuing Operations per Share: Under the two-class method, net earnings are reduced by the amount of dividends declared in the period for each class of common stock and participating securities. The remaining undistributed earnings are then allocated to common stock and participating securities as if all of the net earnings for the period had been distributed. Basic earnings per common share excludes dilution and is calculated by dividing net earnings allocable to common shares by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share is calculated by dividing net earnings allocable to common shares by the weighted-average number of common shares as of the balance sheet date, as adjusted for the potential dilutive effect of non-participating share-based awards and convertible notes.

The following table reconciles earnings per common share under the new methodology for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

	Year Ended March 31,
	2009	2008	2007
	(in millions, except per share amounts)
Basic earnings per common share:
Income from continuing operations	$671	$479	$103
Less: Net income allocable to participating securities	(8)	(5)	(1)

Net income allocable to common shares	$663	474	$102

Weighted average common shares outstanding	513	514	544
Basic earnings per common share	1.29	0.92	0.19

Diluted earnings per common share:
Income from continuing operations	671	479	103
Add: Interest expense associated with 1.625% Senior Notes, net of tax (1)	27	—	—
Less: Net income allocable to participating securities	(7)	(4)	(1)

Net income allocable to common shares	691	475	102

Weighted average shares outstanding and common share equivalents
Weighted average common shares outstanding	513	514	544
Weighted average shares outstanding upon conversion of 1.625% Senior Notes (1)	23	—	—
Weighted average effect of share-based payment awards	1	1	—

Denominator in calculation of diluted income per share	537	515	544

Diluted income per share	1.29	0.92	0.19

(1)	If the common share equivalents for the 1.625% Senior Notes (23 million shares) issued in December 2002 had been dilutive, interest expense, net of tax, related to the 1.625% Senior Notes would have been added back to income from continuing operations to calculate diluted earnings per share from continuing operations. The related interest expense, net of tax, for the fiscal years ended March 31, 2008 and 2007 totaled approximately $24 million and $23 million, respectively.
For the fiscal years ended March 31, 2009, 2008 and 2007, approximately 14 million, 13 million and 15 million restricted stock units and options to purchase common stock, respectively, were excluded from the calculation, as their effect on net income per share was anti-dilutive during the respective periods. Weighted average restricted stock awards of 5 million, 4 million and 3 million were considered participating securities in the calculation of net income available to common shareholders.
(l) Comprehensive Income: Comprehensive income includes net income, foreign currency translation adjustments and unrealized gains (losses), net of taxes, on the Company’s available-for-sale securities and derivatives. As of March 31, 2009 and 2008, accumulated other comprehensive loss included foreign currency translation losses of approximately $178 million and $101 million, respectively. Accumulated other comprehensive loss also includes an unrealized loss on derivatives, net of tax, of $5 million for the fiscal year ended March 31, 2009 and an unrealized gain on equity securities, net of tax, of less than $1 million for the fiscal year ended March 31, 2008. The components of comprehensive income, net of tax, for the fiscal years ended March 31, 2009, 2008 and 2007 are included within the Consolidated Statements of Stockholders’ Equity.
(m) Fair Value of Financial Instruments: The carrying value of financial instruments classified as current assets and current liabilities, such as cash and cash equivalents, accounts payable, accrued expenses, and short-term debt, approximate fair value due to the short-term maturity of the instruments. The fair values of derivatives and long-term debt, including current maturities, have been based on quoted market prices.

Refer to Note 4, “Derivatives and Fair Value Measurements” and Note 7, “Debt” in these Notes to the Consolidated Financial Statements for additional information.
(n) Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash equivalents, marketable securities, derivatives and accounts receivable. The Company holds cash and cash equivalents in major financial institutions and related money market funds, some of which are protected by the U.S. Treasury’s Temporary Guarantee Program for Money Market Funds. Amounts invested in international funds are subject to different levels of protection depending upon the jurisdiction. The Company historically has not experienced any losses in its cash and cash equivalent portfolios.
Amounts included in accounts receivable expected to be collected from customers, as disclosed in Note 6, “Trade and Installment Accounts Receivable,” have limited exposure to concentration of credit risk due to the diverse customer base and geographic areas covered by operations. Unbilled amounts due under the Company’s prior business model that are expected to be collected from customers include one large IT outsourcer with a license arrangement that extends through fiscal year 2012 with a net unbilled receivable balance of approximately $232 million at March 31, 2009.
Prior to fiscal year 2001, the Company sold individual accounts receivable from certain financial institutions to a third party subject to certain recourse provisions. The outstanding principal balance subject to recourse of these receivables was approximately $38 million and $81 million as of March 31, 2009 and March 31, 2008, respectively. As of March 31, 2009, the Company has established a liability for the fair value of the recourse provisions of approximately $2 million associated with these receivables.
(o) Cash, Cash Equivalents and Marketable Securities: All financial instruments purchased with an original maturity of three months or less are considered cash equivalents. The Company has determined that all of its investment securities should be classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in the Stockholders’ Equity of the balance sheet under the caption “Accumulated Other Comprehensive Loss.” The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in the “Interest expense, net” line item in the Consolidated Statements of Operations. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in the “General, and administrative” line item in the Consolidated Statements of Operations. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in the “Interest expense, net” line item in the Consolidated Statements of Operations.
The Company’s cash and cash equivalents are held in numerous locations throughout the world, with approximately 50% residing outside the United States at March 31, 2009. Marketable securities were less than $1 million at March 31, 2009 and March 31, 2008.
Total interest income, which primarily related to the Company’s cash and cash equivalent balances, for the fiscal years ended March 31, 2009, 2008 and 2007 was approximately $70 million, $92 million and $66 million, respectively, and is included in the “Interest expense, net” line item in the Consolidated Statements of Operations.
(p) Restricted Cash: The Company’s insurance subsidiary requires a minimum restricted cash balance of $50 million. In addition, the Company has other restricted cash balances, including cash collateral for letters of credit. The total amount of restricted cash as of March 31, 2009 and 2008 was approximately $56 million and $62 million, respectively, and is included in the “Other noncurrent assets, net” line item on the Consolidated Balance Sheets.

(q) Long-Lived Assets
     Property and Equipment: Land, buildings, equipment, furniture, and improvements are stated at cost. Depreciation and amortization are provided over the estimated useful lives of the assets by the straight-line method. Building and improvements are estimated to have 5- to 40-year lives, and the remaining property and equipment are estimated to have 3- to 7-year lives.
     A summary of property and equipment is as follows:

	March 31,
	2009	2008
	(dollars in millions)
Land and buildings	$199	$256
Equipment, furniture, and improvements	1,258	1,236

	1,457	1,492
Accumulated depreciation and amortization	(1,015)	(996)

Net property and equipment	$442	$496

Depreciation expense for the fiscal years ended March 31, 2009, 2008 and 2007 was approximately $96 million, $91 million and $92 million, respectively.
Capitalized Software Costs and Other Identified Intangible Assets: Capitalized software costs include the fair value of rights to market software products acquired in purchase business combinations. In allocating the purchase price to the assets acquired in a purchase business combination, the Company allocates a portion of the purchase price equal to the fair value at the acquisition date of the rights to market the software products of the acquired company. The Company amortizes all purchased software costs over their remaining economic lives, estimated to be between two and ten years from the date of acquisition.
In accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” internally generated software development costs associated with new products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. Internally generated software development costs of approximately $135 million, $112 million and $85 million were capitalized during fiscal years 2009, 2008 and 2007, respectively. The Company recorded amortization of approximately $68 million, $57 million and $54 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively, which was included in the “Amortization of capitalized software costs” line item in the Consolidated Statements of Operations. Unamortized, internally generated software development costs included in the “Other noncurrent assets, net” line item on the Consolidated Balance Sheets as of March 31, 2009 and 2008 were approximately $333 million and $276 million, respectively. Annual amortization of capitalized software costs is the greater of the amount computed using the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or the straight-line method over the remaining estimated economic life of the software product, generally estimated to be five years from the date the product became available for general release to customers. The Company amortized capitalized software costs using the straight-line method in fiscal years 2009, 2008 and 2007, as anticipated future revenue is projected to increase for several years considering the Company is continuously integrating current software technology into new software products.
Other identified intangible assets include both customer relationships and trademarks/trade names.
In connection with the acquisition of Cybermation, Inc., MDY Group International, Inc., and XOsoft, Inc., in fiscal year 2007, the Company recognized approximately $19 million, $3 million and $7 million, respectively, of customer relationships and trademarks/trade names.
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” certain identified intangible assets with indefinite lives are not subject to amortization. The Company reviews its long lived assets and certain identifiable intangible assets with indefinite lives for impairment annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. During fiscal year 2009, the Company did not record impairment charges relating to certain identifiable intangible assets that were acquired in conjunction with prior year acquisitions and not subject to amortization. During the first quarter of fiscal year 2008, the Company recorded impairment charges of less than $1 million relating to certain identifiable intangible assets that were acquired in conjunction with prior year acquisitions and not subject to amortization. These impairment charges were reported in the “Restructuring and other” line item in the Consolidated Statements of Operations.
The Company amortizes all other identified intangible assets over their remaining economic lives, estimated to be between three and twelve years from the date of acquisition. The Company recorded amortization of other identified intangible assets of approximately $53 million, $66 million and $57 million in fiscal 2009, 2008 and 2007, respectively. The net carrying value of other identified intangible assets as of March 31, 2009 and 2008 was approximately $237 million and $285 million, respectively, and was included in the “Other noncurrent assets, net” line item on the Consolidated Balance Sheets.
The gross carrying amounts and accumulated amortization for identified intangible assets at March 31, 2009 was approximately $6,408 million and $5,683 million, respectively. These amounts include fully amortized intangible assets of approximately $5,042 million, which is composed of purchased software of approximately $4,545 million, internally developed software of approximately $381 million and other identified intangible assets subject to amortization of approximately $116 million. The remaining gross carrying amounts and accumulated amortization for identified intangible assets that are not fully amortized are as follows:

	As of March 31, 2009
	Gross
	Amortizable	Accumulated	Net
	Assets	Amortization	Assets
		(in millions)
Capitalized software:
Purchased	$322	$167	$155
Internally developed	481	148	333
Other identified intangible assets subject to amortization	549	326	223
Other identified intangible assets not subject to amortization	14	—	14

Total	$1,366	$641	$725

The gross carrying amounts and accumulated amortization for identified intangible assets at March 31, 2008 was approximately $6,249 million and $5,517 million, respectively. These amounts include fully amortized intangible assets of approximately $4,943 million, which is composed of purchased software of approximately $4,488 million, internally developed software of approximately $345 million and other identified intangible assets subject to amortization of approximately $110 million. The remaining gross carrying amounts and accumulated amortization for identified intangible assets that are not fully amortized are as follows:

	As of March 31, 2008
	Gross
	Amortizable	Accumulated	Net
	Assets	Amortization	Assets
		(in millions)
Capitalized software:
Purchased	$345	$174	$171
Internally developed	397	121	276
Other identified intangible assets subject to amortization	550	279	271
Other identified intangible assets not subject to amortization	14	—	14

Total	$1,306	$574	$732

Based on the identified intangible assets recorded through March 31, 2009, the annual amortization expense over the next five fiscal years is expected to be as follows:

	Year Ended March 31,
	2010	2011	2012	2013	2014
	(in millions)
Capitalized software:
Purchased	$51	$40	$28	$20	$12
Internally developed	87	83	67	53	34
Other identified intangible assets subject to amortization	53	52	32	26	21

Total	$191	$175	$127	$99	$67

Accounting for Long-Lived Assets: The carrying values of purchased software products, other intangible assets, and other long-lived assets, including investments, are reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If an impairment is deemed to exist, any related impairment loss is calculated based on net realizable value for capitalized software and fair value for all other intangibles.
Goodwill: Goodwill represents the excess of the aggregate purchase price over the fair value of the net tangible and identifiable intangible assets and in-process research and development acquired by the Company in a purchase business combination. Goodwill is not amortized into results of operations but instead is reviewed for impairment. During the fourth quarter of fiscal year 2009, the Company performed its annual impairment review of goodwill and concluded that there was no impairment in fiscal year 2009. Similar impairment reviews were performed during the fourth quarter of fiscal years 2008 and 2007. The Company concluded that there was no impairment to be recorded in those fiscal years.
The carrying value of goodwill was approximately $5,364 million and $5,351 million as of March 31, 2009 and March 31, 2008, respectively. During fiscal year 2009, goodwill increased by approximately $26 million as a result of fiscal year 2009 acquisitions, which was partially offset by approximately $13 million of goodwill adjustments for prior year acquisitions.
The carrying value of goodwill was approximately $5,351 million and $5,345 million as of March 31, 2008 and March 31, 2007, respectively. During fiscal year 2008, goodwill increased by approximately $12 million as a result of fiscal year 2008 acquisitions, which was partially offset by approximately $6 million of goodwill adjustments for prior year acquisitions.
(r) Income Taxes: SFAS No. 109, “Accounting for Income Taxes,” requires the Company to estimate its actual current tax liability in each jurisdiction; estimate differences resulting from differing treatment of items for financial statement purposes versus tax return purposes (known as “temporary differences”), resulting in deferred tax assets and liabilities; and assess the likelihood that the Company’s deferred tax assets will be recovered from future taxable income. If the Company believes that recovery is not likely, it establishes a valuation allowance. The factors that the Company considers in assessing the likelihood of realization of these deferred tax assets include the forecast of future taxable income and available tax planning strategies that could be implemented to realize the deferred tax assets.
When the Company prepares its consolidated financial statements, the Company estimates its income taxes in each jurisdiction in which it operates. On April 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). Among other things FIN 48 prescribes a “more-likely-than-not” threshold for the recognition and derecognition of tax positions.
(s) Deferred Revenue (Billed or Collected): The Company accounts for unearned revenue on billed amounts due from customers on a “gross method” of presentation. Under the gross method, unearned revenue on billed installments (collected or uncollected) is reported as deferred revenue in the liability section of the balance sheet. The components of “Deferred revenue (billed or collected) — current” and “Deferred revenue (billed or collected) — noncurrent” as of March 31, 2009 and March 31, 2008 are as follows:

	As of March 31,
	2009	2008
	(in millions)
Current:
Subscription and maintenance	$2,272	$2,455
Professional services	150	166
Financing obligations and other	9	43

Total deferred revenue (billed or collected) — current	2,431	2,664

Noncurrent:
Subscription and maintenance	987	1,001
Professional services	10	22
Financing obligations and other	3	13

Total deferred revenue (billed or collected) - noncurrent	1,000	1,036

Total deferred revenue (billed or collected)	$3,431	$3,700

Deferred revenue (billed or collected) excludes unrealized revenue from contractual obligations that will be billed by the Company in future periods.
(t) Stock Repurchases: During the third quarter of fiscal year 2009, the Company paid approximately $4 million to repurchase approximately 0.3 million of its common shares at an average price of $15.84. The repurchase is included in “Cash used in financing activities” in the Company’s Consolidated Statement of Cash Flows for fiscal year ended March 31, 2009. As of March 31, 2009, the Company remained authorized to purchase an aggregate amount of up to approximately $246 million of additional common shares under the current stock repurchase program that was approved on October 29, 2008 by the Company’s Board of Directors. The approved stock repurchase program authorizes the Company to acquire up to $250 million of its common stock.
During fiscal year 2008, the Company concluded its previously announced $500 million Accelerated Share Repurchase program with a third-party financial institution. In June 2007, the Company paid $500 million to repurchase shares of its common stock and received approximately 16.9 million shares at inception. Based on the terms of the agreement between the Company and the third-party financial institution, the Company received approximately 3.0 million additional shares of its common stock at the conclusion of the program in November 2007 at no additional cost. The average price paid under the Accelerated Share Repurchase program was $25.13 per share and total shares repurchased was approximately 19.9 million. The $500 million payment under the Accelerated Share Repurchase program is included in the cash flows used in financing activities section in the Company’s Consolidated Statement of Cash Flows for the fiscal year ended March 31, 2008 and is recorded as treasury stock in the Stockholders’ Equity section of the Consolidated Balance Sheet.
(u) Statements of Cash Flows: Interest payments for the fiscal years ended March 31, 2009, 2008 and 2007 were approximately $103 million, $133 million and $112 million, respectively. Income taxes paid for these fiscal years were approximately $351 million, $374 million and $296 million, respectively.
Note 2 — Acquisitions and Divestitures
Acquisitions
Acquisitions are accounted for as purchases and, accordingly, their results of operations have been included in the Company’s Consolidated Financial Statements since the dates of the acquisitions. The purchase price for the Company’s acquisitions is allocated to the assets acquired and liabilities assumed from the acquired entity. These allocations are based upon estimates which may be revised within one year of the date of acquisition as additional information becomes available. The Company’s acquisitions during fiscal years 2009 and 2008 were considered immaterial, both individually and in the aggregate, compared with the results of the Company’s operations and therefore purchase accounting information and proforma disclosure are not presented.
During fiscal year 2007, the Company acquired the following companies:
•	Cybermation, Inc., a privately held provider of enterprise workload automation solutions.

•	MDY Group International, Inc., a privately held provider of enterprise records management software and services.

•	XOsoft, Inc., a privately held provider of complete recovery management solutions.

•	Cendura Corporation, a privately held provider of IT service management service delivery solutions.
The total cost of these acquisitions was approximately $173 million, net of approximately $20 million of cash and cash equivalents acquired and excluding a holdback of approximately $9 million. The Company paid the entire holdback payment amount during fiscal year 2008.
The Company recorded a charge of approximately $10 million for in-process research and development costs associated with the acquisition of XOsoft during the second quarter of fiscal year 2007. Total goodwill recognized in these transactions amounted to approximately $117 million, which included a downward adjustment recorded in fiscal year 2008 of approximately $4 million. The downward adjustment was due to the recognition of deferred tax assets associated with acquired net operating losses. The allocation of a significant portion of the purchase price to goodwill was predominantly due to the relatively short lives of the developed technology assets, whereas a substantial amount of the purchase price was based on anticipated earnings beyond the estimated lives of the intangible assets. The acquisitions completed in fiscal year 2007 were considered immaterial, both individually and in the aggregate, and therefore pro-forma information for fiscal year 2007 is not presented.
The Company had approximately $20 million and $13 million of accrued acquisition-related costs as of March 31, 2009 and 2008, respectively. Approximately $10 million of the March 31, 2009 accrued acquisition-related costs related to holdback amounts for current year acquisitions. Acquisition-related costs are comprised of employee costs, duplicate facilities and other acquisition-related costs that are incurred as a result of the Company’s current and prior period acquisitions.
The liabilities for duplicate facilities and other costs relate to operating leases, which are actively being renegotiated and expire at various times through 2013, negotiated buyouts of certain operating lease commitments, and other contractual liabilities. The liabilities for employee costs primarily relate to involuntary termination benefits. The Company recorded adjustments of approximately $12 million in fiscal year 2008. The adjustments primarily consisted of reductions to obligations from prior period acquisitions that were settled for amounts less than originally estimated. This amount was recorded as a reduction in general and administrative expenses. The remaining liability balances are included in the “Accrued expenses and other current liabilities” line item on the Consolidated Balance Sheets.
Discontinued Operations
In fiscal year 2007, the Company sold its 70% interest in Benit for approximately $3 million. The 70% interest sold represented all of the Company’s outstanding equity interest in Benit. As a result of the sale, the Company realized a loss of approximately $2 million, net of taxes, in the third quarter of fiscal year 2007. Included in the loss was the recognition of the cumulative foreign currency translation amount related to Benit of approximately $10 million which was previously included in “Accumulated other comprehensive loss.” The cash flows for Benit were deemed immaterial for separate presentation as a discontinued operation in the Consolidated Statements of Cash Flows. Benit offered a wide range of corporate solution services, such as IT outsourcing, business integration services, enterprise solutions and IT service management in Korea. The sale was part of the Company’s fiscal year 2007 cost reduction and restructuring plan (the fiscal 2007 restructuring plan). Refer to Note 3, “Restructuring and Other” in these Notes to the Consolidated Financial Statements for additional information.

Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has separately presented the results of Benit as a discontinued operation, including the loss on the sale, on the Consolidated Statement of Operations.
The operating results of Benit are summarized as follows:

Year Ended
March 31,
2007
(in millions)
Subscription and maintenance revenue	$11
Software fees and other	3
Professional services	7

Total revenue	$21

Loss from sale of discontinued operation, net of taxes	$(2)
Loss from discontinued operation, net of taxes	$(1)
Note 3 — Restructuring and Other
Restructuring
Fiscal 2007 restructuring plan: In August 2006, the Company announced the fiscal 2007 restructuring plan to significantly improve the Company’s expense structure and increase its competitiveness. The fiscal 2007 restructuring plan’s objectives included a workforce reduction, global facilities consolidations and other cost reduction initiatives. The total cost of the fiscal 2007 restructuring plan was initially expected to be approximately $200 million.
In April 2008, the objectives of the plan were expanded to include additional workforce reductions, global facilities consolidations and other cost reduction initiatives with expected additional cost of $75 million to $100 million, bringing the total pre-tax restructuring charges for the fiscal 2007 restructuring plan to $275 million to $300 million.
On March 31, 2009, the Company approved additional cost reduction and restructuring actions relating to the fiscal 2007 restructuring plan. The objectives were expanded to now include (1) an additional workforce reduction of approximately 300 to bring the total to approximately 3,100 positions since the inception of the fiscal 2007 restructuring plan, (2) additional global facilities consolidations and (3) additional other cost reduction initiatives. The Company expects total additional charges of approximately $45 million, bringing the total expected pre-tax restructuring charges for the fiscal 2007 restructuring plan to approximately $345 million.
Severance: The Company currently estimates a reduction in workforce of approximately 3,100 individuals under the fiscal 2007 restructuring plan. The termination benefits the Company has offered in connection with this workforce reduction are substantially the same as the benefits the Company has provided historically for non-performance-based workforce reductions, and in certain countries have been provided based upon prior experiences with the restructuring plan announced in July 2005 (the fiscal 2006 plan) as described below. These costs have been recognized in accordance with SFAS No. 112, “Employer’s Accounting for Post Employment Benefits, an Amendment of FASB Statements No. 5 and 43” (SFAS No. 112). Enhancements to termination benefits which exceed past practice will be recognized as incurred in accordance with SFAS No. 146 “Accounting for Costs Associated With Exit or Disposal Activities” (SFAS No. 146). The Company incurred approximately $28 million and $71 million of severance costs for the fiscal years ended March 31, 2009 and March 31, 2008, respectively. These charges relate to a total of approximately 600 individuals in fiscal year 2009 and approximately 1,000 individuals in fiscal year 2008. Final payment of these amounts is dependent upon settlement with the works councils in certain international locations. The plans associated with the balance of the reductions in workforce are still being finalized and the associated charges will be recorded once the actions are approved by management.

Facilities Abandonment: The Company recorded the costs associated with lease termination or abandonment when the Company ceased to utilize the leased property. Under SFAS No. 146, the liability associated with lease termination or abandonment is measured as the present value of the total remaining lease costs and associated operating costs, less probable sublease income. The Company accretes its obligations related to facilities abandonment to the then-present value and, accordingly, recognizes accretion expense in future periods. The Company incurred approximately $68 million and $26 million of charges related to abandoned properties during the fiscal years ended March 31, 2009 and March 31, 2008, respectively.
Accrued restructuring costs and changes in the accruals for fiscal years 2008 and 2007 associated with the fiscal 2007 restructuring plan were as follows:

		Facilities
	Severance	Abandonment
	(in millions)
Accrued balance as of March 31, 2007	$87	$17
Additions	71	26
Payments	(65)	(16)

Accrued balance as of March 31, 2008	93	27
Additions	28	68
Payments	(76)	(24)

Accrued balance as of March 31, 2009	$45	$71

The liability balance for the severance portion of the remaining reserve is included in the “Salaries, wages and commissions” line on the Consolidated Balance Sheets. The liability for the facilities portion of the remaining reserve is included in the “Accrued expenses and other current liabilities” and “Other noncurrent liabilities” line items on the Consolidated Balance Sheets. The costs are included in the “Restructuring and other” line item on the Consolidated Statements of Operations for the fiscal years ended March 31, 2009 and March 31, 2008.
Fiscal 2006 Restructuring Plan: In July 2005, the Company announced the fiscal 2006 restructuring plan to increase efficiency and productivity and to more closely align its investments with strategic growth opportunities. The Company has recognized substantially all of the costs associated with the fiscal 2006 restructuring plan. The liability balance for the severance portion of the remaining reserve is included in the “Salaries, wages and commissions” line on the Consolidated Balance Sheets. The balance of accrued severance related to the fiscal 2006 plan as of March 31, 2009 and March 31, 2008 is less than $1 million and approximately $1 million, respectively. The liability for the facilities portion of the remaining reserve is included in the “Accrued expenses and other current liabilities” line item on the Consolidated Balance Sheets. The balance of accrued facilities related to the fiscal 2006 plan as of March 31, 2009 and March 31, 2008 is approximately $8 million and $10 million, respectively.
Other
During the fiscal year ended March 31, 2008, the Company incurred approximately $12 million in legal fees in connection with matters under review by the Special Litigation Committee, composed of independent members of the Board of Directors (refer to Note 8, “Commitments and Contingencies” in these Notes to the Consolidated Financial Statements for additional information). Additionally, during fiscal year 2009 and fiscal year 2008, the Company recorded impairment charges of approximately $5 million and $6 million, respectively, for software that was capitalized for internal use but was determined to be impaired. During fiscal year 2008, the Company incurred an approximate $4 million expense related to a loss on the sale of an investment in marketable securities associated with the closure of an international location.
Note 4 — Derivatives and Fair Value Measurement
The Company is exposed to certain financial market risks relating to its business operations, including changes in interest rates, which could include monetary assets and liabilities, and foreign exchange rate risk associated with the Company’s operating exposures, which could include its exposure to foreign currency denominated monetary assets and liabilities and forecasted transactions. The Company enters into derivative contracts with the intent of mitigating a certain portion of these risks.
Derivatives are accounted for in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). During fiscal years 2009 and 2008, the Company did not designate its foreign exchange derivatives as hedges under SFAS No. 133. Accordingly, all foreign exchange derivatives are recognized on the Consolidated Balance Sheets at fair value and unrealized or realized changes in fair value from these contracts are recorded as “Other (gains) expenses, net” in the Company’s Consolidated Statements of Operations.
During fiscal year 2009, the Company entered into interest rate swaps with a total notional value of $250 million to hedge a portion of its variable interest rate payments. These derivatives are designated as cash flow hedges under SFAS No. 133. The effective portion of these cash flow hedges are recorded as “Accumulated other comprehensive loss” in the Company’s Consolidated Balance Sheet and reclassified into “Interest expense, net,” in the Company’s Consolidated Statements of Operations in the same period during which the hedged transaction affects earnings. Any ineffective portion of the cash flow hedges would be recorded immediately to “Interest expense, net;” however, no ineffectiveness existed in the fiscal year ended March 31, 2009.
As described in Note 1, the Company adopted the provisions of SFAS No. 157 as amended by FSP FAS 157-1 and FSP FAS 157-2 on April 1, 2008. Pursuant to the provisions of FSP FAS 157-2, the Company will not apply the provisions of SFAS No. 157 to any nonfinancial assets and nonfinancial liabilities until April 1, 2009. The Company recorded no change to its opening balance of retained earnings as of April 1, 2008 as it did not have any financial instruments requiring retrospective application under the provisions of SFAS No. 157.
Fair Value Hierarchy
SFAS No. 157 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect the company’s own assumptions of market participant valuation (unobservable inputs). In accordance with SFAS No. 157, these two types of inputs have created the following fair value hierarchy:
•	Level 1—Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2—Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

•	Level 3—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
SFAS No. 157 requires the use of observable market data if such data is available without undue cost and effort.

Items Measured at Fair Value on a Recurring Basis
The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2009 consistent with the fair value hierarchy provisions of SFAS No. 157.

	Fair Value Measurement at Reporting Date Using
	(in millions)
			Significant
		Quoted Prices in	Other
	Estimated Fair	Active Markets for	Observable
	Value as of	Identical Assets	Inputs
Description	March 31, 2009	(Level 1)	(Level 2)

Assets:
Money market funds	$1,617	$1,617	$—
Government securities	405	405	—

Total Assets	$2,022	$2,022	$—

Liabilities:
Interest Rate Derivatives (1)	7	—	7

Total Liabilities	$7	$—	$7

(1)	Interest rate derivatives are designated as cash flow hedges under SFAS No. 133
As of March 31, 2009, the Company had approximately $1,567 million and $50 million of investments in money market funds classified as “Cash, cash equivalents and marketable securities” and “Other noncurrent assets, net” for restricted cash amounts, respectively, in its Consolidated Balance Sheet. The Company also had approximately $405 million in government securities, comprised of treasury bills, classified as “Cash, cash equivalents and marketable securities” in its Consolidated Balance Sheet at March 31, 2009.
As of March 31, 2009, the Company had no foreign exchange derivative contracts outstanding. At March 31, 2009, approximately $7 million of the Company’s interest rate derivatives are included in “Other current liabilities” on the Consolidated Balance Sheet.
As of March 31, 2009, the Company did not have any assets or liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3). The Company did not have any outstanding asset or liability derivatives as of March 31, 2008.
For the Company’s interest rate derivatives, the amount of loss recorded in accumulated other comprehensive loss from the “Effective Portion” was approximately $7 million for the fiscal year ended March 31, 2009. The amount of loss reclassified from accumulated other comprehensive income into “Interest expense, net” was approximately $2 million for the fiscal year ended March 31, 2009. In the next twelve months, approximately $5 million is expected to be released from “Accumulated other comprehensive loss” to income. The Company did not enter into interest rate derivative arrangements for the fiscal year ended March 31, 2008.

A summary of the effect of the interest rate and foreign exchange derivatives on the Company’s Consolidated Statement of Operations is as follows:

	Amount of Net (Gain)/Loss Recognized in Income
	on Derivatives
	(in millions)
Location of Net Gain Recognized in	Year Ended	Year Ended
Income on Derivatives	March 31, 2009	March 31, 2008

Interest expenses, net (1)	$2	$—
Other (gains) expenses, net (2)	$(77)	$14

(1)	Interest rate derivatives are designated as cash flow hedges under SFAS No. 133

(2)	Foreign exchange derivatives are not designated as hedges under SFAS No. 133

Note 5 — Segment and Geographic Information
The Company’s chief operating decision makers review financial information presented on a consolidated basis, accompanied by disaggregated information about revenue, by geographic region, for purposes of assessing financial performance and making operating decisions. Accordingly, the Company considers itself to be operating in a single industry segment. The Company does not manage its business by solution or focus area and therefore does not maintain financial statements on such a basis.
In addition to its United States operations, the Company operates through branches and wholly-owned subsidiaries in 46 foreign countries located in North America (4), Africa (1), South America (7), Asia/Pacific (14) and Europe (20). Revenue is allocated to a geographic area based on the location of the sale. The following table presents information about the Company by geographic area for the fiscal years ended March 31, 2009, 2008 and 2007:

	United
	States	Europe	Other	Eliminations	Total
(in millions)
Year Ended March 31, 2009
Revenue
To unaffiliated customers	$2,291	$1, 265	$715	$—	$4,271
Between geographic areas(1)	522	—	—	(522)	—

Total revenue	2,813	1,265	715	(522)	4,271

Property and equipment, net	254	129	59	—	442
Identifiable assets (2)	8,824	1,726	691	—	11,241
Total liabilities (2)	5,298	1,038	543	—	6,879

Year Ended March 31, 2008
Revenue
To unaffiliated customers	$2,217	$1,299	$761	$—	$4,277
Between geographic areas(1)	562	—	—	(562)	—

Total revenue	2,779	1,299	761	(562)	4,277
Property and equipment, net	239	179	78	—	496
Identifiable assets (2)	8,951	2,008	772	—	11,731
Total liabilities(2)	5,979	1,281	721	—	7,981

Year Ended March 31, 2007
Revenue :
To unaffiliated customers	$2,131	$1,131	$681	$—	$3,943
Between geographic areas(1)	510	—	—	(510)	—

Total revenue	2,641	1,131	681	(510)	3,943

Property and equipment, net	242	177	50	—	469
Identifiable assets(2)	8,769	1,928	782	—	11,479
Total liabilities (2)	6,082	1,057	624	—	7,763

(1)	Represents royalties from foreign subsidiaries determined as a percentage of certain amounts invoiced to customers.

(2)	Certain balances have been revised to reflect the retrospective adoption of new accounting pronouncements. Refer to Note 1(e), “Retrospective adoption of new accounting principles”, for additional information.
No single customer accounted for 10% or more of total revenue for the fiscal years ended March 31, 2009, 2008 or 2007.

Note 6 — Trade and Installment Accounts Receivable
The Company uses installment license agreements as a standard business practice and has a history of successfully collecting substantially all amounts due under the original payment terms without making concessions on payments, software products, maintenance, or professional services. Net trade and installment accounts receivable represent financial assets derived from the committed amounts due from the Company’s customers. These accounts receivable balances are reflected net of unamortized discounts based on imputed interest for the time value of money for license agreements under the Company’s prior business model and allowances for doubtful accounts. These balances do not include unbilled contractual commitments executed under the Company’s current business model. Trade and installment accounts receivable are composed of the following components:

	March 31,	March 31,
	2009	2008
	(in millions)
Current:
Accounts receivable — billed	$658	$817
Accounts receivable — unbilled	71	50
Other receivables	34	57
Unbilled amounts due within the next 12 months — prior business model	108	103
Less: Allowance for doubtful accounts	(25)	(30)
Less: Unamortized discounts	(7)	(27)

Net trade and installment accounts receivable — current	$839	$970

Noncurrent:
Unbilled amounts due beyond the next 12 months — prior business model	$132	$239
Less: Allowance for doubtful accounts	—	(1)
Less: Unamortized discounts	(4)	(4)

Net installment accounts receivable — noncurrent	$128	$234

During fiscal year 2008, the Company transferred its rights and interest in future committed installments under ratable software license agreements to third-party financial institutions with an aggregate contract value of approximately $17 million, for which the Company received cash of approximately $14 million. As of March 31, 2009 and 2008, the aggregate remaining amounts due to the third party financing institutions were approximately $10 million and $56 million, respectively. These amounts are classified as “Deferred revenue (billed or collected)” on the Consolidated Balance Sheets. The financing agreements may contain limited recourse provisions with respect to the Company’s continued performance under the license agreements. Based on the Company’s historical experience, the Company believes that any liability which may be incurred as a result of these limited recourse provisions is remote.

Note 7 — Debt
Credit Facilities
As of March 31, 2009 and 2008, the Company’s committed bank credit facilities consisted of a $1 billion, unsecured bank revolving credit facility.

	As of March 31,
	2009		2008
	Maximum	Outstanding	Maximum	Outstanding
	Available	Balance	Available	Balance
		(in millions)
2008 Revolving Credit Facility	$1,000	$750	$1,000	$750
(expires August 2012)
2008 Revolving Credit Facility
In August 2007, the Company entered into an unsecured revolving credit facility (the 2008 Revolving Credit Facility). The maximum committed amount available under the 2008 Revolving Credit Facility is $1 billion, exclusive of incremental credit increases of up to an additional $500 million, which are available subject to certain conditions and the agreement of its lenders. The 2008 Revolving Credit Facility replaced the prior $1 billion 2004 Revolving Credit Facility (the 2004 Revolving Credit Facility), which was due to expire on December 2, 2008. The 2004 Revolving Credit Facility was terminated effective August 29, 2007, at which time outstanding borrowings of $750 million were repaid and simultaneously re-borrowed under the 2008 Revolving Credit Facility. The 2008 Revolving Credit Facility expires on August 29, 2012. As of March 31, 2009 and 2008, $750 million was drawn down under the 2008 Revolving Credit Facility. Total interest expense relating to borrowings under the 2008 Revolving Credit Facility for fiscal years 2009, 2008 and 2007 was approximately $24 million, $44 million and $25 million, respectively.
Borrowings under the 2008 Revolving Credit Facility bear interest at a rate dependent on the Company’s credit ratings at the time of such borrowings and are calculated according to a base rate or a Eurocurrency rate, as the case may be, plus an applicable margin and utilization fee. The applicable margin for a base rate borrowing is 0.0% and, depending on the Company’s credit rating, the applicable margin for a Eurocurrency borrowing ranges from 0.27% to 0.875%. Also, depending on the Company’s credit rating at the time of the borrowing, the utilization fee can range from 0.10% to 0.25% for borrowings over 50% of the total commitment. At the Company’s credit ratings as of March 31, 2009, the applicable margin was 0% for a base rate borrowing and 0.425% for a Eurocurrency borrowing, and the utilization fee was 0.1%. As of March 31, 2009, the weighted average interest rate on the Company’s outstanding borrowings was 1.95%. In addition, the Company must pay facility commitment fees quarterly at rates dependent on its credit ratings. The facility commitment fees can range from 0.08% to 0.375% of the final allocated amount of each Lender’s full revolving credit commitment (without taking into account any outstanding borrowings under such commitments). Based on the Company’s credit ratings as of March 31, 2009, the facility commitment fee was 0.125% of the $1 billion committed amount.
The 2008 Revolving Credit Facility contains customary covenants for transactions of this type, including two financial covenants: (i) for the 12 months ending each quarter-end, the ratio of consolidated debt for borrowed money to consolidated cash flow, each as defined in the 2008 Revolving Credit Facility, must not exceed 4.00 to 1.00; and (ii) for the 12 months ending each quarter-end, the ratio of consolidated cash flow to the sum of interest payable on, and amortization of debt discount in respect of, all consolidated debt for borrowed money, as defined in the 2008 Revolving Credit Facility, must not be less than 5.00 to 1.00. In addition, as a condition precedent to each borrowing made under the 2008 Revolving Credit Facility, as of the date of such borrowing, (i) no event of default shall have occurred and be continuing and (ii) the Company is to reaffirm that the representations and warranties made by the Company in the 2008 Revolving Credit Facility (other than the representation with respect to material adverse changes, but including the representation regarding the absence of certain material litigation) are correct. As of March 31, 2009, the Company is in compliance with these debt covenants.

Senior Note Obligations
As of March 31, 2009 and 2008, the Company had the following unsecured, fixed-rate interest, senior note obligations outstanding:

	Year Ended March 31,
	2009	2008
	(in millions)
6.500% Senior Notes due April 2008	$—	$350
1.625% Convertible Senior Notes due December 2009, net of debt amortization amount of $29 million and $66 million, respectively	431	394
4.750% Senior Notes due December 2009	176	500
6.125% Senior Notes due December 2014	500	500
6.500% Senior Notes
In the fiscal year ended March 31, 1999, the Company issued $1.75 billion of unsecured 6.500% Senior Notes in a transaction pursuant to Rule 144A under the Securities Act of 1933 (Rule 144A). In the first quarter of fiscal year 2009, the Company paid the $350 million of the 6.500% Senior Notes that was due and payable at that time. Subsequent to this scheduled payment, there were no further amounts due under this issuance.
1.625% Convertible Senior Notes
In fiscal year 2003, the Company issued $460 million of unsecured 1.625% Convertible Senior Notes (1.625% Notes) due December 2009, in a transaction pursuant to Rule 144A. The 1.625% Notes are senior unsecured indebtedness and rank equally with all existing senior unsecured indebtedness. Concurrent with the issuance of the 1.625% Notes, the Company entered into call spread repurchase option transactions (1.625% Notes Call Spread) to partially mitigate potential dilution from conversion of the 1.625% Notes. The option purchase price of the 1.625% Notes Call Spread was approximately $73 million and the entire purchase price was charged to stockholders’ equity in December 2002. Under the terms of the 1.625% Notes Call Spread, the Company can elect to receive (i) outstanding shares equivalent to the number of shares that will be issued if all of the 1.625% Notes are converted into shares (23 million shares) upon payment of an exercise price of $20.04 per share (aggregate price of $460 million); or (ii) a net cash settlement, net share settlement or a combination, whereby the Company will receive cash or shares equal to the increase in the market value of the 23 million shares from the aggregate value at the $20.04 exercise price (aggregate price of $460 million), subject to the upper limit of $30.00 discussed below. The 1.625% Notes Call Spread is designed to partially mitigate the potential dilution from conversion of the 1.625% Notes, depending upon the market price of the Company’s common stock at such time. The 1.625% Notes Call Spread can be exercised in December 2009 at an exercise price of $20.04 per share. To limit the cost of the 1.625% Notes Call Spread, an upper limit of $30.00 per share has been set, such that if the price of the common stock is above that limit at the time of exercise, the number of shares eligible to be purchased will be proportionately reduced based on the amount by which the common share price exceeds $30.00 at the time of exercise. As of March 31, 2009, the estimated fair value of the 1.625% Notes Call Spread was approximately $34 million, which was based upon valuations from independent third-party financial institutions.
As discussed in Note 1(e), the Company adopted FSP APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB No. 14-1 requires the issuer of convertible debt instruments with cash settlement features to account separately for the liability and equity components of the instruments. The debt is recognized at the present value of its cash flows discounted using the issuer’s nonconvertible debt borrowing rate at the time of issuance with the resulting debt discount being amortized over the expected life of the debt. The equity component is recognized as the difference between the proceeds from the issuance of the convertible debt instrument and the fair value of the liability. FSP APB No. 14-1 requires retrospective application to all periods presented and does not grandfather existing instruments.

The Company estimated a borrowing rate of 11% for a similar non-convertible instrument at the time the debt was issued. The carrying value of the liability component of the 1.625% Notes assuming an interest rate of 11% was $251 million at issuance, reflecting a discount of $209 million. This discount is being amortized to interest expense over a seven-year period ending December 2009, the date on which holders of the 1.625% Notes may first require the Company to repurchase all or a portion of their 1.625% Notes at a price of $20.04 per share. At March 31, 2009, the Company’s share price was $2.43 below the conversion price.
Fiscal Year 2005 Senior Notes
In November 2004, the Company issued an aggregate of $1 billion of unsecured Senior Notes (2005 Senior Notes) in a transaction pursuant to Rule 144A. The Company issued $500 million of 4.75%, 5-year notes due December 2009 and $500 million of 5.625%, 10-year notes due December 2014. In December 2007, the 5.625% Senior Notes due December 2014 were renamed the 6.125% Senior Notes due December 2014 (see below for additional information).
4.750% Senior Notes due December 2009: During the fourth quarter of fiscal 2009, the Company completed a tender offer to repay a portion of the Company’s 4.750% Senior Notes due December 2009, under which the Company repaid approximately $176 million of the aggregate principal amount of the notes, exclusive of accrued interest. During the third quarter of fiscal year 2009, the Company repaid approximately $148 million principal amount of the Company’s 4.750% Senior Notes due December 2009 on the open market at a price of $143 million, exclusive of accrued interest. As a result of this repayment, the Company recognized a gain of $5 million in the “Other (gains) expenses, net” line of the Consolidated Statements of Operations in the third quarter. At March 31, 2009, $176 million of the 4.750% Senior Notes remains outstanding.
6.125% Senior Notes due December 2014: On December 21, 2007, the Company, The Bank of New York, and the holders of a majority of the Notes reached a settlement of a lawsuit captioned The Bank of New York v. CA, Inc. et al., filed in the Supreme Court of the State of New York, New York County and executed a First Supplemental Indenture. The First Supplemental Indenture provides, among other things, that the Company will pay an additional 0.50% per annum interest on the $500 million principal amount of the Notes, with such additional interest beginning to accrue as of December 1, 2007. Pursuant to the Supplemental Indenture, the Notes are now referred to as the Company’s 6.125% Senior Notes due 2014. As a result of the settlement in the third quarter of fiscal year 2008, the Company recorded a charge of approximately $14 million, representing the present value of the additional amounts that will be paid. This charge is included in “Other (gains) expenses, net” line item in the Consolidated Statements of Operations. In connection with the settlement, the Company also entered into an Addendum to Registration Rights Agreement, which confirms that the Company no longer has any obligations under the original Registration Rights Agreement entered into with respect to the Notes. The settlement became effective upon the signature of the Stipulation of Dismissal with Prejudice by a Justice of the New York Supreme Court on January 3, 2008.
The Company has the option to redeem the 2005 Senior Notes at any time, at redemption prices equal to the greater of (i) 100% of the aggregate principal amount of the notes of such series being redeemed and (ii) the present value of the principal and interest payable over the life of the 2005 Senior Notes, discounted at a rate equal to 15 basis points and 20 basis points for the 5-year notes and 10-year notes, respectively, over a comparable U.S. Treasury bond yield. The maturity of the 2005 Senior Notes may be accelerated by the holders upon certain events of default, including failure to make payments when due and failure to comply with covenants in the 2005 Senior Notes. The 5-year notes were issued at a price equal to 99.861% of the principal amount and the 10-year notes at a price equal to 99.505% of the principal amount for resale under Rule 144A and Regulation S.

Other Indebtedness

		Year Ended March 31,
	2009		2008
	Maximum	Outstanding	Maximum	Outstanding
	Available	Balance	Available	Balance
		(in millions)
International line of credit	$25	$—	$25	$—
Capital lease obligations and other	—	51	—	22
International Line of Credit
An unsecured and uncommitted multi-currency line of credit is available to meet short-term working capital needs for the Company’s subsidiaries operating outside the United States. The line of credit is available on an offering basis, meaning that transactions under the line of credit will be on such terms and conditions, including interest rate, maturity, representations, covenants and events of default, as mutually agreed between the Company’s subsidiaries and the local bank at the time of each specific transaction. As of March 31, 2009, the amount available under this line totaled approximately $25 million and approximately $6 million was pledged in support of bank guarantees and other local credit lines. Amounts drawn under these facilities as of March 31, 2009 were nominal.
In addition to the above facility, the Company and its subsidiaries use guarantees and letters of credit issued by financial institutions to guarantee performance on certain contracts. As of March 31, 2009, none of these arrangements had been drawn down by third parties.
Other
As of March 31, 2009 and 2008, the Company had various other debt obligations outstanding, which approximated $51 million and $22 million, respectively.
As of March 31, 2009, the Company’s senior unsecured notes were rated Ba1, BBB, and BB+ by Moody’s Investors Service (Moody’s), Standard and Poor’s (S&P) and Fitch Ratings (Fitch), respectively. In April 2009, Fitch upgraded the Company’s credit rating to BBB.
As of March 31, 2009 the outlook on these unsecured notes is rated stable by all three rating agencies.
The Company conducts an ongoing review of its capital structure and debt obligations as part of its risk management strategy. The fair value of the Company’s current and long term portions of debt, excluding the 2008 Revolving Credit Facility and Capital lease obligations and other, was approximately $1,130 million and $1,885 million as of March 31, 2009 and 2008, respectively. The fair value of long-term debt is based on quoted market prices. See also Note 1, “Significant Accounting Policies.”
Interest expense for the fiscal years ended March 31, 2009, 2008 and 2007 was $130 million, $169 million and $152 million, respectively.
The maturities of outstanding debt are as follows:

			Year Ended March 31,
	2010(1)	2011	2012	2013	2014	Thereafter
			(in millions)
Amount due	$621	$13	$12	$757	$6	$499

(1)	Net of unamortized debt discount of $29 million associated with the Company’s 1.625% Senior Notes
Note 8 — Commitments and Contingencies
The Company leases real estate and certain data processing and other equipment with lease terms expiring through 2023. The leases are operating leases and provide for renewal options and additional rentals based on escalations in operating expenses and real estate taxes. The Company has no material capital leases.

Rental expense under operating leases for facilities and equipment was approximately $161 million, $203 million and $196 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively. Rental expense for the fiscal years ended March 31, 2009, 2008 and 2007 included sublease income of approximately $22 million, $35 million and $31 million, respectively.
Future minimum lease payments under non-cancelable operating leases as of March 31, 2009, were as follows:

(in millions)
2010	$119
2011	95
2012	77
2013	65
2014	55
Thereafter	245

Total	656

Less income from sublease	(42)

Net minimum operating lease payments	$614

Prior to fiscal year 2001, the Company sold individual accounts receivable under the prior business model to a third party subject to certain recourse provisions. The outstanding principal balance of these receivables subject to recourse approximated $38 million and $81 million as of March 31, 2009 and 2008, respectively.
Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004 — Background
The Company, its former Chairman and CEO Charles B. Wang, its former Chairman and CEO Sanjay Kumar, its former Chief Financial Officer Ira Zar, and its Vice Chairman and Founder Russell M. Artzt were defendants in one or more stockholder class action lawsuits filed in July 1998, February 2002, and March 2002 in the United States District Court for the Eastern District of New York (the Federal Court), alleging, among other things, that a class consisting of all persons who purchased the Company’s Common Stock during the period from January 20, 1998 until July 22, 1998 were harmed by misleading statements, misrepresentations, and omissions regarding the Company’s future financial performance.
In addition, in May 2003, a class action lawsuit captioned John A. Ambler v. Computer Associates International, Inc., et al. was filed in the Federal Court. The complaint in this matter, a purported class action on behalf of the CA Savings Harvest Plan (the CASH Plan) and the participants in, and beneficiaries of, the CASH Plan for a class period from March 30, 1998 through May 30, 2003, asserted claims of breach of fiduciary duty under the federal Employee Retirement Income Security Act (ERISA). The named defendants were the Company, the Company’s Board of Directors, the CASH Plan, the Administrative Committee of the CASH Plan, and the following current or former employees and/or former directors of the Company: Messrs. Wang, Kumar, Zar, Artzt, Peter A. Schwartz (the Company’s former Chief Financial Officer), and Charles P. McWade (the Company’s former head of Financial Reporting and business development); and various unidentified alleged fiduciaries of the CASH Plan. The complaint alleged that the defendants breached their fiduciary duties by causing the CASH Plan to invest in Company securities and sought damages in an unspecified amount.
A stockholder derivative lawsuit was filed by Charles Federman against certain current and former directors of the Company, based on essentially the same allegations as those contained in the February and March 2002 stockholder lawsuits discussed above. This action was commenced in April 2002 in the Delaware Chancery Court, and an amended complaint was filed in November 2002. The defendants named in the amended complaint were current Company director The Honorable Alfonse M. D’Amato and former Company directors Shirley Strum Kenny and Messrs. Wang, Kumar, Artzt, Willem de Vogel, Richard Grasso, Roel Pieper, and Lewis S. Ranieri. The Company was named as a nominal defendant. The derivative suit alleged breach of fiduciary duties on the part of all the individual defendants and, as against the former management director defendants, insider trading on the basis of allegedly misappropriated confidential, material information. The amended complaint sought an accounting and recovery on behalf of the Company of an unspecified amount of damages, including recovery of the profits allegedly realized from the sale of Common Stock.

On August 25, 2003, the Company announced the settlement of the above-described class action lawsuits against the Company and certain of its present and former officers and directors, alleging misleading statements, misrepresentations, and omissions regarding the Company’s financial performance, as well as breaches of fiduciary duty. At the same time, the Company also announced the settlement of a derivative lawsuit, in which the Company was named as a nominal defendant, filed against certain present and former officers and directors of the Company, alleging breaches of fiduciary duty and, against certain management directors, insider trading, as well as the settlement of an additional derivative action filed by Charles Federman that had been pending in the Federal Court. As part of the class action settlement, which was approved by the Federal Court in December 2003, the Company agreed to issue a total of up to 5.7 million shares of Common Stock to the stockholders represented in the three class action lawsuits, including payment of attorneys’ fees. The Company has completed the issuance of the settlement shares as well as payment of $3.3 million to the plaintiffs’ attorneys in legal fees and related expenses. In settling the derivative suits, which settlement was approved by the Federal Court in December 2003, the Company committed to maintain certain corporate governance practices. Under the settlement, the Company, the individual defendants and all other current and former officers and directors of the Company were released from any potential claim by stockholders arising from accounting-related or other public statements made by the Company or its agents from January 1998 through February 2002 (and from March 11, 1998 through May 2003 in the case of the employee ERISA action). The individual defendants were released from any potential claim by or on behalf of the Company relating to the same matters.
On October 5, 2004 and December 9, 2004, four purported Company stockholders served motions to vacate the Order of Final Judgment and Dismissal entered by the Federal Court in December 2003 in connection with the settlement of the derivative action. These motions primarily sought to void the releases that were granted to the individual defendants under the settlement. On December 7, 2004, a motion to vacate the Order of Final Judgment and Dismissal entered by the Federal Court in December 2003 in connection with the settlement of the 1998 and 2002 stockholder lawsuits discussed above (together with the October 5, 2004 and December 9, 2004 motions, the 60(b) Motions) was filed by Sam Wyly and certain related parties (the Wyly Litigants). The motion sought to reopen the settlement to permit the moving stockholders to pursue individual claims against certain present and former officers of the Company. The motion stated that the moving stockholders did not seek to file claims against the Company.
Derivative Actions Filed in 2004
In June and July 2004, three purported derivative actions were filed in the Federal Court by Ranger Governance, Ltd. (Ranger), Bert Vladimir and Irving Rosenzweig against certain current or former employees and/or directors of the Company (the Derivative Actions). In November 2004, the Federal Court issued an order consolidating the Derivative Actions. The plaintiffs filed a consolidated amended complaint (the Consolidated Complaint) on January 7, 2005. The Consolidated Complaint names as defendants Messrs. Wang, Kumar, Zar, McWade, Schwartz, de Vogel, Grasso, Pieper, Artzt, D’Amato, and Ranieri, Stephen Richards, Steven Woghin, David Kaplan, David Rivard, Lloyd Silverstein, Michael A. McElroy, Gary Fernandes, Robert E. La Blanc, Jay W. Lorsch, Kenneth Cron, Walter P. Schuetze, KPMG LLP, and Ernst & Young LLP. The Company is named as a nominal defendant. The Consolidated Complaint seeks from one or more of the defendants (1) contribution towards the consideration the Company had previously agreed to provide current and former stockholders in settlement of certain class action litigation commenced against the Company and certain officers and directors in 1998 and 2002 (see “Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004 — Background”), (2) compensatory and consequential damages in an amount not less than $500 million in connection with the investigations giving rise to the Deferred Prosecution Agreement (DPA) entered into between the Company and the United States Attorney’s Office (USAO) in 2004 and a consent to enter into a final judgment (Consent Judgment) in a parallel proceeding brought by the Securities and Exchange Commission (SEC) regarding certain of the Company’s past accounting practices, including its revenue recognition policies and procedures during certain periods prior to the adoption of the Company’s new business model in October 2000. (In May 2007, based upon the Company’s compliance with the terms of the DPA, the Federal Court ordered dismissal of the charges that had been filed against the Company in connection with the DPA, and the DPA expired. The injunctive provisions of the Consent Judgment permanently enjoining the Company from violating certain provisions of the federal securities laws remain in effect.), (3) unspecified relief for violations of Section 14(a) of the Exchange Act for alleged false and material misstatements made in the Company’s proxy statements issued in 2002 and 2003, (4) relief for alleged breach of fiduciary duty, (5) unspecified compensatory, consequential and punitive damages based upon allegations of corporate waste and fraud, (6) unspecified damages for breach of duty of reasonable care, (7) restitution and rescission of the compensation earned under the Company’s executive compensation plan and (8) pursuant to Section 304 of the Sarbanes-Oxley Act, reimbursement of bonus or other incentive-based equity compensation and alleged profits realized from sales of securities issued by the Company. Although no relief is sought from the Company, the Consolidated Complaint seeks monetary damages, both compensatory and consequential, from the other defendants, including current or former employees and/or directors of the Company, Ernst & Young LLP and KPMG LLP in an amount totaling not less than $500 million.
On February 1, 2005, the Company established a Special Litigation Committee of independent members of its Board of Directors to, among other things, control and determine the Company’s response to the Derivative Actions and the 60(b) Motions. On April 13, 2007, the Special Litigation Committee issued its reports, which announced the Special Litigation Committee’s conclusions, determinations, recommendations and actions with respect to the claims asserted in the Derivative Actions and the 60(b) Motions. The Special Litigation Committee also served a motion which seeks to dismiss and realign the claims and parties in accordance with the Special Litigation Committee’s recommendations. As summarized below, the Special Litigation Committee concluded as follows:
• The Special Litigation Committee has concluded that it would be in the best interests of the Company to pursue certain of the claims against Messrs. Wang and Schwartz.
• The Special Litigation Committee has concluded that it would be in the best interests of the Company to pursue certain of the claims against the former Company executives who have pled guilty to various charges of securities fraud and/or obstruction of justice — including Messrs. Kaplan, Richards, Rivard, Silverstein, Woghin and Zar. The Special Litigation Committee has determined and directed that these claims be pursued by the Company using counsel retained by the Company, unless the Special Litigation Committee is able to successfully conclude its ongoing settlement negotiations with these individuals.
• The Special Litigation Committee has reached a settlement (subject to court approval) with Messrs. Kumar, McWade and Artzt.
• The Special Litigation Committee believes that the claims (the Director Claims) against current and former Company directors Messrs. Cron, D’Amato, de Vogel, Fernandes, Grasso, La Blanc, Lorsch, Pieper, Ranieri and Schuetze, Ms. Kenny, and Alex Vieux should be dismissed. The Special Litigation Committee has concluded that these directors did not breach their fiduciary duties and the claims against them lack merit.
• The Special Litigation Committee has concluded that it would be in the best interests of the Company to seek dismissal of the claims against Ernst & Young LLP, KPMG LLP and Mr. McElroy.
The Special Litigation Committee has served a motion which seeks dismissal of the Director Claims, the claims against Ernst & Young LLP, KPMG LLP and Mr. McElroy, and certain other claims. In addition, the Special Litigation Committee has asked for the Federal Court’s approval for the Company to be realigned as the plaintiff with respect to claims against certain other parties, including Messrs. Wang and Schwartz.
Current Procedural Status of Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004 and Derivative Actions Filed in 2004
By letter dated July 19, 2007, counsel for the Special Litigation Committee advised the Federal Court that the Special Litigation Committee had reached a settlement of the Derivative Actions with two of the three derivative plaintiffs — Bert Vladimir and Irving Rosenzweig. In connection with the settlement, both of these plaintiffs have agreed to support the Special Litigation Committee’s motion to dismiss and to realign. The Company has agreed to pay the attorney’s fees of Messrs. Vladimir and Rosenzweig in an amount up to $525,000 each. If finalized, this settlement would require approval of the Federal Court. On July 23, 2007, Ranger filed a letter with the Federal Court objecting to the proposed settlement. On October 29, 2007, the Federal Court denied the Special Litigation Committee’s motion to dismiss and realign, without prejudice to renewing the motion after a decision by the appellate court regarding the Federal Court’s decisions concerning the 60(b) Motions.
In a memorandum and order dated August 2, 2007, the Federal Court denied all of the 60(b) Motions and reaffirmed the 2003 settlements (the August 2 decision). On August 24, 2007, Ranger and the Wyly Litigants filed notices of appeal of the August 2 decision. On August 16, 2007, the Special Litigation Committee filed a motion to amend or clarify the August 2 decision, and the Company joined that motion. On September 12, 2007 and October 4, 2007, the Federal Court issued opinions denying the motions to amend or clarify. On September 18, 2007, the Wyly Litigants and Ranger filed notices of appeal of the September 12 decision. The Company filed notices of cross-appeal of the September 12 and October 4 decisions on November 2, 2007. Oral argument on the appeals and cross-appeals occurred on March 11, 2009, and decisions are pending.
Texas Litigation
On August 9, 2004, a petition was filed by Sam Wyly and Ranger against the Company in the District Court of Dallas County, Texas, seeking to obtain a declaratory judgment that plaintiffs did not breach two separation agreements they entered into with the Company in 2002 (the 2002 Agreements). On February 18, 2005, Mr. Wyly filed a separate lawsuit in the United States District Court for the Northern District of Texas (the Texas Federal Court) alleging that he is entitled to attorneys’ fees in connection with the original litigation filed in the District Court of Dallas County, Texas. The two actions have been consolidated. On March 31, 2005, the plaintiffs amended their complaint to allege a claim that they were defrauded into entering the 2002 Agreements and to seek rescission of those agreements and damages. On September 1, 2005, the Texas Federal Court granted the Company’s motion to transfer the action to the Federal Court. On November 9, 2007, plaintiffs served a motion to reopen discovery for 90 days to permit unspecified additional document requests and depositions. The Federal Court denied plaintiffs’ discovery motion on August 29, 2008 and certified that discovery was complete on September 3, 2008. On September 15, 2008, the Company moved for summary judgment dismissing all of plaintiffs’ claims, and plaintiffs moved for reconsideration of the Federal Court’s August 29, 2008 order denying plaintiffs’ discovery motion. These motions are fully briefed and pending determination by the Federal Court.
Other Civil Actions
     In 2004, the Company entered a voluntary disclosure agreement (VDA) with the State of Delaware, by which the Company agreed to disclose information about its failure to comply with certain abandoned property (“escheatment”) procedures and, in return, the State agreed, among other things, not to impose interest or conduct an audit. The Company engaged an independent consultant to review its records and provide an estimate of its liability to the State. The State refused to accept that estimate. In October 2008, the Company commenced an action entitled CA, Inc. v. Cordrey, et al, Civil Action No. 4111-CC in the Delaware Chancery Court (the Delaware Court) seeking, among other things, to compel the State to abide by its obligations under the VDA. In November 2008, the State filed a suit in the Delaware Court entitled Cordrey, et al v. CA, Inc. et al, Civil Action No. 4195-CC, that seeks to enforce a request for payment of abandoned property liability, compel an audit and impose interest. By an amended complaint, dated March 2, 2009, the State alleged, among other things, that the Company made material misrepresentations in and unreasonably delayed the VDA process and the state added causes of action for fraud and/or negligent misrepresentation. Although the ultimate outcome cannot be determined, the Company believes that the State’s claims are unfounded and that the Company has meritorious defenses. In the opinion of management, the resolution of this lawsuit is not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
On April 9, 2007, the Company filed a complaint in the United States District Court for the Eastern District of New York (the Federal Court) against Rocket Software, Inc. (Rocket). On August 1, 2007, the

Company filed an amended complaint alleging that Rocket misappropriated intellectual property associated with a number of the Company’s database management software products. The amended complaint included causes of action for copyright infringement, misappropriation of trade secrets, unfair competition, and unjust enrichment. In the amended complaint, the Company sought damages of at least $200 million for Rocket’s alleged theft and misappropriation of the Company’s intellectual property, as well as an injunction preventing Rocket from continuing to distribute the database management software products at issue. On February 10, 2009, the Company announced that it had reached a settlement with Rocket resolving the Company’s claims of copyright infringement and trade secret misappropriation. As part of the settlement, Rocket agreed to license technology from the Company, including source code authored several years ago and related trade secrets that were the subject of the litigation for $50 million to be received and recognized as software fees and other with the consolidated statement of operations in increments through fiscal 2014. Rocket did not admit any wrongdoing in connection with this settlement.
In December 2008, a lawsuit captioned Information Protection and Authentication of Texas LLC v. Symantec Corp., et al. was filed in the United States District Court for the Eastern District of Texas. The complaint seeks monetary damages in an undisclosed amount against twenty-two separate defendants including the Company based upon claims for direct and contributory infringement of two separate patents. The complaint does not disclose which of the Company’s products allegedly infringe the claimed patents. In March 2009, the Company both answered the complaint and filed a cross-complaint seeking a declaratory judgment that the Company does not infringe the claimed patents and that such patents are invalid. Although the ultimate outcome cannot be determined, the Company believes that the claims are unfounded and that the Company has meritorious defenses. In the opinion of management, the resolution of this lawsuit is not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
The Company, various subsidiaries, and certain current and former officers have been named as defendants in various other lawsuits and claims arising in the normal course of business. The Company believes that it has meritorious defenses in connection with such lawsuits and claims, and intends to vigorously contest each of them. In the opinion of the Company’s management, the results of these other lawsuits and claims, either individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows, although the impact could be material to any individual reporting period.

Note 9 — Income Taxes
The amounts of income (loss) from continuing operations before taxes attributable to domestic and foreign operations are as follows:

	Year Ended March 31,
	2009	2008	2007
	(in millions)
Domestic	$648	$558	$81
Foreign	417	217	43

	$1,065	$775	$124

Income tax expense (benefit) consists of the following:

	Year Ended March 31,
	2009	2008	2007
	(in millions)
Current:
Federal	$317	$203	$179
State	14	2	6
Foreign	119	107	65

	450	312	250

Deferred:
Federal	(89)	8	(30)
State	(11)	(7)	(26)
Foreign	44	(17)	(173)

	(56)	(16)	(229)

Total:
Federal	228	211	149
State	3	(5)	(20)
Foreign	163	90	(108)

	$394	$296	$21

Note: Balances have been revised to reflect the retrospective adoption of new accounting pronouncements. Refer to Note 1(e), “Retrospective adoption of new accounting principles”, for additional information.
The income tax provision recorded for the fiscal year ended March 31, 2009 includes a net charge of approximately $22 million, which is primarily attributable to adjustments to uncertain tax positions (including certain refinements of amounts ascribed to tax positions taken in prior periods), partially offset by the reinstatement of the U.S. Research and Development Tax Credit and settlement of a U.S. federal income tax audit for the fiscal years 2001 through 2004. As a result of this settlement, during the first quarter of fiscal year 2009, the Company recognized a tax benefit of $11 million and a reduction of goodwill by $10 million.
The income tax provision recorded for the fiscal year ended March 31, 2008 included charges of approximately $26 million associated with certain corporate income tax rate reductions enacted in various non-US tax jurisdictions (with corresponding impacts on the Company’s net deferred tax assets).
The income tax provision for the fiscal year ended March 31, 2007 included benefits of approximately $23 million primarily arising from the resolution of certain international and U.S. federal tax liabilities.

The provision (benefit) for income taxes is allocated as follows:

	Year Ended March 31,
	2009	2008	2007
	(in millions)
Continuing operations	$394	$296	$21
Discontinued operations	—	—	(1)

	$394	$296	$20

The tax expense from continuing operations is reconciled to the tax expense from continuing operations computed at the federal statutory tax rate as follows:

	Year Ended March 31,
	2009	2008	2007
	(in millions)
Tax expense at U.S. federal statutory tax rate	$373	$272	$43

Increase in tax expense resulting from:
U.S. share-based compensation	4	4	8
Effect of international operations	(11)	(24)	(47)
Corporate tax rate changes	8	26	—
State taxes, net of federal tax benefit	1	2	(18)
Valuation allowance	7	(11)	8
Other, net	12	27	27

Tax expense from continuing operations	$394	$296	$21

Note: Balances have been revised to reflect the retrospective adoption of new accounting pronouncements. Refer to Note 1(e), “Retrospective adoption of new accounting principles,” for additional information.

Deferred income taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The tax effects of the temporary differences are as follows:

	March 31,
	2009	2008
	(in millions)
Deferred tax assets:
Modified accrual basis accounting	$445	$428
Acquisition accruals	—	6
Share-based compensation	84	102

Accrued expenses	73	48
Net operating losses	179	206
Purchased intangibles amortizable for tax purposes	24	28
Depreciation	20	26
Deductible state tax and interest benefits	31	42
Purchased software	13	18
Other	33	17

Total deferred tax assets	902	921

Valuation allowances	(76)	(118)

Total deferred tax assets, net of valuation allowances	826	803

Deferred tax liabilities:
Other intangible assets	86	105
Capitalized development costs	135	113

Total deferred tax liabilities	221	218

Net deferred tax asset	$605	$585

In management’s judgment, it is more likely than not that the total deferred tax assets, net of valuation allowance, of approximately $826 million will be realized as reductions to future taxable income or by utilizing available tax planning strategies. Worldwide net operating loss carryforwards (NOLs) totaled approximately $608 million and $697 million as of March 31, 2009 and 2008, respectively. The NOLs will expire as follows: $457 million between 2009 and 2028 and $151 million may be carried forward indefinitely.
The valuation allowance decreased approximately $42 million and $13 million at March 31, 2009 and 2008, respectively. The decrease in the valuation allowance at March 31, 2009 primarily relates to the utilization of NOLs. The decrease in valuation allowance at March 31, 2008 primarily related to the amount of NOLs in foreign jurisdictions which, in management’s judgment, were “more likely than not” to be realized.
No provision has been made for U.S. federal income taxes on the balance of unremitted earnings of the Company’s foreign subsidiaries since the Company plans to permanently reinvest all such earnings outside the U.S. Unremitted earnings totaled approximately $1,349 million and $1,110 million as of March 31, 2009 and 2008, respectively. It is not practicable to determine the amount of tax associated with such unremitted earnings.
In 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company adopted the provisions of FIN 48 as of the beginning of fiscal year 2008.
A number of years may elapse before a particular uncertain tax position for which the Company has not recorded a financial statement benefit is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. The Company’s major taxing jurisdictions and the related open tax audits are as follows:
•	United States — federal audits have been completed for all taxable years through 2004;

•	Germany— audits have been completed for all taxable years through 2003;

•	Italy — audits have been completed for all taxable years through 1999;

•	Japan— audits have been completed for all taxable years through 2003; and

•	United Kingdom — audits have been completed for all taxable years prior to 1999.
While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that its financial statements reflect the probable outcome of known uncertain tax positions. The Company adjusts these reserves, as well as any related interest or penalties, in light of changing facts and circumstances. To the extent a settlement differs from the amounts previously reserved, such difference would be generally recognized as a component of the Company’s annual tax rate in the year of resolution.
As of March 31, 2009, the liability for income taxes associated with uncertain tax positions is approximately $311 million (of which approximately $9 million is classified as current). In addition, the Company has recorded approximately $31 million of deferred tax assets for future deductions of interest and state income taxes related to these uncertain tax positions.
As of March 31, 2009, the total gross amount of reserves for income taxes, reported in other liabilities, is $247 million. Any prospective adjustments to these reserves will be recorded as an increase or decrease to the Company’s provision for income taxes and would impact its effective tax rate. In addition, the Company accrues in its income tax provision interest and any associated penalties related to reserves for income taxes. The gross amount of interest and penalties accrued, reported in total liabilities, is $64 million as of March 31, 2009, of which a reduction of $5 million is recognized in fiscal year 2009. The gross amount accrued in such regard was $69 million as of March 31, 2008, of which $4 million was recognized in fiscal year 2008.
A roll-forward of the Company’s reserves for all federal, state and foreign tax jurisdictions is as follows:

	March 31
	2009	2008
	(in millions)
Balance, beginning of year	$211	$238
FIN 48 adoption adjustment to retained earnings	—	(10)

Adjusted balance, beginning of year	211	228
Additions for tax positions related to the current year	26	19
Additions for tax positions from prior years	82	27
Reductions for tax positions from prior years	(4)	(32)
Settlement payments	(54)	(27)
Statute of limitations expiration	(4)	(4)
Translation and other	(10)	—

Balance, end of year	$247	$211

Note 10 — Stock Plans
Share-based incentive awards are provided to employees under the terms of the Company’s equity compensation plans (the Plans). The Plans are administered by the Compensation and Human Resources Committee of the Board of Directors (the Committee). Awards under the Plans may include at-the-money stock options, premium-priced stock options, restricted stock (RSAs), restricted stock units (RSUs), performance share units (PSUs) or any combination thereof. The non-employee members of the Company’s Board of Directors receive deferred stock units under separate director compensation plans. The Company typically settles awards under employee and non-employee director compensation plans with stock held in treasury.
All Plans, with the exception of acquired companies’ stock plans, have been approved by the Company’s shareholders. Descriptions of the Plans are as follows:
The Company’s 1991 Stock Incentive Plan (the 1991 Plan) provided that stock appreciation rights and/or options, both qualified and non-statutory, to purchase up to 67.5 million shares of common stock of the Company could be granted to employees (including officers of the Company). As of March 31, 2009, options covering approximately 70.9 million shares have been granted, including option shares issued that were previously terminated due to employee forfeitures. As of March 31, 2009, all of the options outstanding under the 1991 Plan, which cover approximately 3.5 million shares, were exercisable with exercise prices ranging from $27.00 — $74.69 per share.
The 1993 Stock Option Plan for Non-Employee Directors (the 1993 Plan) provided for non-statutory options to purchase up to a total of 337,500 shares of common stock of the Company to be available for grant to each member of the Board of Directors who is not an employee of the Company. Pursuant to the 1993 Plan, the exercise price was the fair market value of the Company’s stock on the date of grant. All options expire 10 years from the date of grant unless otherwise terminated. As of March 31, 2009, options covering 222,750 shares have been granted under this plan. As of March 31, 2009, all of the options outstanding under the 1993 Plan, which cover 13,500 shares, were exercisable with exercise prices ranging from $32.38 — $51.44 per share.
The 1996 Deferred Stock Plan for Non-Employee Directors (the 1996 Plan) provided for each director to receive annual director fees in the form of deferred shares. As of March 31, 2009, approximately 7,600 deferred shares were outstanding under the 1996 Plan.
The 2001 Stock Option Plan (the 2001 Plan) provided that non-statutory and incentive stock options to purchase up to 7.5 million shares of common stock of the Company could be granted to select employees and consultants. As of March 31, 2009, options covering approximately 6.5 million shares have been granted. As of March 31, 2009, all of the options outstanding under the 2001 Plan, which cover approximately 1.6 million shares, were exercisable with an exercise price of $21.89 per share.
The 2002 Incentive Plan (the 2002 Plan) as amended and restated effective April 27, 2007 provides that annual performance bonuses, long-term performance bonuses, both qualified and non-statutory stock options, RSAs, RSUs and other equity-based awards to purchase up to 45 million shares of common stock of the Company may be granted to select employees and consultants. In addition, any shares of common stock that were subject to issuance but not awarded under the 2001 Plan are available for issuance under the 2002 Plan. As of March 31, 2009, approximately 3.0 million of such shares were available under the 2002 Plan. As of March 31, 2009, options covering 19.8 million shares have been granted under the 2002 Plan. As of March 31, 2009, options covering 8.5 million shares were outstanding, of which options covering approximately 7.9 million shares are exercisable. The outstanding options have exercise prices ranging from $12.89 — $32.80 per share. As of March 31, 2009, approximately 9.2 million RSAs and approximately 2.6 million RSUs have been awarded to employees, of which approximately 2.9 million and 0.3 million shares, respectively, were unreleased.
The 2002 Compensation Plan for Non-Employee Directors (the 2002 Director Plan) provided for each eligible director to receive annual fees in the form of deferred shares and automatic option grants to purchase 6,750 shares of common stock of the Company, up to a total of 650,000 shares. Pursuant to the 2002 Director Plan, the exercise price of the options granted was the fair market value of the Company’s stock price on the date of grant. All options expire 10 years from the date of grant unless otherwise terminated. As of March 31, 2009, all of the options outstanding under the 2002 Director Plan, which cover approximately 28,000 shares, were exercisable, with exercise prices ranging from $11.04 — $23.37 per share. As of March 31, 2009, approximately 8,800 deferred shares were outstanding in connection with annual director fees.

The 2003 Compensation Plan for Non-Employee Directors (the 2003 Director Plan) as amended September 10, 2008 provides for each director to receive director fees in the form of deferred shares. In addition, certain directors receive an additional annual fee for their service as a committee chair, and the chairman of the board receives an additional fee for his service as the lead director. Directors may elect to receive up to 50% of fees under the 2003 Director Plan in cash. As of March 31, 2009, approximately 207,000 deferred shares were outstanding under the 2003 Director Plan.
The 2007 Incentive Plan (the 2007 Plan) effective June 22, 2007 provides that annual performance bonuses, long-term performance bonuses, both qualified and non-statutory stock options, RSAs, RSUs and other equity-based awards up to approximately 30 million shares of common stock of the Company may be granted to select employees and consultants. No more than 10 million incentive stock options may be granted. As of March 31, 2009, approximately 1.8 million RSAs have been awarded to employees, of which approximately 1.7 million were unreleased. As of March 31, 2009, approximately 0.3 million RSUs were awarded and unreleased. As of March 31, 2009, approximately 25.5 million shares were available for future issuance.
Share-Based Compensation
Share-based awards exchanged for employee services are accounted for under the fair value method. Accordingly, share-based compensation cost is measured at the grant date, based on the fair value of the award. The Company uses the straight-line attribution method to recognize share-based compensation costs related to awards with only service conditions. The expense for awards expected to vest is recognized over the employee’s requisite service period (generally the vesting period of the award). Awards expected to vest are estimated based upon a combination of historical experience and future expectations.
Upon adoption of SFAS No. 123(R), the Company elected to treat awards with only service conditions and with graded vesting as one award. Consequently, the total compensation expense is recognized ratably over the entire vesting period, so long as compensation cost recognized at any date at least equals the portion of the grant date fair value of the award that is vested at that date.
The Company recognized share-based compensation in the following line items in the Consolidated Statements of Operations for the periods indicated:

	Year Ended March 31,
	2009	2008	2007
	(in millions)
Cost of professional services	$4	$4	$3
Cost of licensing and maintenance	3	3	2
Selling and marketing	30	30	27
General and administrative	30	40	36
Product development and enhancements	25	27	25

Share-based compensation expense before tax	92	104	93
Income tax benefit	(30)	(34)	(27)

Net compensation expense	$62	$70	$66

The following table summarizes information about unrecognized share-based compensation costs as of March 31, 2009:

		Weighted
	Unrecognized	Average Period
	Compensation	Expected to be
	Costs	Recognized
	(in millions)	(in years)
Stock option awards	$2	1.0
Restricted stock units	7	1.5
Restricted stock	48	1.4
Performance share units	22	1.7
Stock purchase plan	2	0.3

Total unrecognized share-based compensation costs	$81	1.5

There were no capitalized share-based compensation costs as of March 31, 2009, 2008 or 2007.
Stock Option Awards
Stock options are awards issued to employees that entitle the holder to purchase shares of the Company’s stock at a fixed price. Stock options are generally granted at an exercise price equal to or greater than the Company’s stock price on the date of grant and with a contractual term of ten years. Stock option awards granted after fiscal year 2000 generally vest one-third per year and become fully vested three years from the grant date.
As of March 31, 2009, options outstanding that have vested and are expected to vest are as follows:

		Weighted	Weighted Average	Aggregate
	Number of	Average	Remaining	Intrinsic
	Shares	Exercise Price	Contractual Life	Value(1)
	(in millions)		(In Years)	(in millions)
Vested	13.5	$27.46	3.7	$5.7
Expected to vest(2)	0.6	22.01	7.3	—	(3)

Total	14.1	$27.22	3.9	$5.7

(1)	These amounts represent the difference between the exercise price and $17.61, the closing price of the Company’s common stock on March 31, 2009, the last trading day of the Company’s fiscal year as reported on the NASDAQ Stock Market for all in the money options.

(2)	Outstanding options expected to vest are net of estimated future forfeitures.

(3)	Less than $0.1 million.
Additional information with respect to stock option plan activity is as follows:

	Number	Weighted Average
	of Shares	Exercise Price
(shares in millions)
Outstanding as of March 31, 2006	30.8	$28.96
Granted	3.4	23.28
Exercised	(2.4)	17.96
Expired or terminated	(10.5)	30.04

Outstanding as of March 31, 2007	21.3	$28.72
Granted	— (1)	25.79
Exercised	(1.0)	19.17
Expired or terminated	(3.5)	36.32

Outstanding as of March 31, 2008	16.8	$27.70
Exercised	(0.4)	18.85
Expired or terminated	(2.3)	32.09

Outstanding as of March 31, 2009	14.1	$27.21

(1)	Less than 0.1 million shares.

	Number	Weighted Average
	of Shares	Exercise Price
(shares in millions)
Options exercisable at:
March 31, 2007	16.9	29.78
March 31, 2008	14.9	28.22
March 31, 2009	13.5	27.46

The following table summarizes stock option information as of March 31, 2009:

	Options Outstanding				Options Exercisable
			Weighted				Weighted
			Average	Weighted			Average	Weighted
Range of		Aggregate	Remaining	Average		Aggregate	Remaining	Average
Exercise		Intrinsic	Contractual	Exercise		Intrinsic	Contractual	Exercise
Prices	Shares	Value	Life	Price	Shares	Value	Life	Price
		(shares and aggregate intrinsic value in millions; weighted average remaining contractual life in years)
$1.37-$20.00	1.4	$5.7	4.0	$13.61	1.4	$5.7	4.0	$13.61
$20.01-$30.00	10.5	—	4.2	25.52	9.9	—	4.0	25.75
$30.01-$40.00	0.8	—	5.4	31.05	0.8	—	5.4	31.05
$40.01-$50.00	— (1)	—	2.4	47.31	— (1)	—	2.4	47.31
$50.01-$74.69	1.4	—	0.3	51.98	1.4	—	0.3	51.98

	14.1	$5.7	3.9	$27.21	13.5	$5.7	3.7	$27.46

(1)	Less than 0.1 million shares.
The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the Company’s stock options granted. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards.
No options were granted in fiscal year 2009. The weighted average estimated values of employee stock option grants, as well as the weighted average assumptions that were used in calculating such values during fiscal years 2008 and 2007 were based on estimates at the date of grant as follows:

	Year Ended March 31
	2008	2007
Weighted average fair value	$7.84	$8.40
Dividend yield	.62%	.73%
Expected volatility factor(1)	.28	.41
Risk-free interest rate(2)	5.1%	4.9%
Expected life (in years)(3)	4.5	4.5

(1)	Expected volatility is measured using historical daily price changes of the Company’s stock over the respective expected term of the options and the implied volatility derived from the market prices of the Company’s traded options.

(2)	The risk-free rate for periods within the contractual term of the stock options is based on the U.S. Treasury yield curve in effect at the time of grant.

(3)	The expected life is the number of years that the Company estimates, based primarily on historical experience, that options will be outstanding prior to exercise.
The following table summarizes information on shares exercised for the periods indicated:

	Year Ended March 31,
	2009		2008	2007
	(in millions)
Cash received from options exercised	$7		$19	$39
Intrinsic value of options exercised	2		7	17
Tax benefit from options exercised	—	(1)	2	5

(1)	Less than $1 million.
Restricted Stock and Restricted Stock Unit Awards
RSAs are stock awards issued to employees that are subject to specified restrictions and a risk of forfeiture. The restrictions typically lapse over a two or three year period. The fair value of the awards is determined and fixed based on the quoted market value of the Company’s stock on the grant date.
RSUs are stock awards issued to employees that entitle the holder to receive shares of common stock as the awards vest, typically over a two or three year period based on continued service. RSUs are not entitled to dividend equivalents. The fair value of the awards is determined and fixed based on the quoted market value of the Company’s stock on the grant date reduced by the present value of dividends expected to be paid on the Company’s stock prior to vesting of the RSUs which is calculated using a risk free interest rate.
The following table summarizes the activity of RSAs under the Plans:

		Weighted Average
	Number	Grant Date
	of Shares	Fair Value
(shares in millions)
Outstanding as of March 31, 2006	0.7	$26.51
Restricted stock granted	3.0	22.05
Restricted stock released	(0.4)	25.18
Restricted stock cancelled	(0.5)	23.47

Outstanding as of March 31, 2007	2.8	$22.48
Restricted stock granted	2.6	25.88
Restricted stock released	(1.4)	23.55
Restricted stock cancelled	(0.3)	23.57

Outstanding as of March 31, 2008	3.7	$24.38
Restricted stock granted	3.9	25.16
Restricted stock released	(2.6)	24.82
Restricted stock cancelled	(0.4)	24.97

Outstanding as of March 31, 2009	4.6	$24.73

The following table summarizes the activity of the RSUs under the Plans:

		Weighted Average
	Number	Grant Date
	of Shares	Fair Value
(shares in millions)
Outstanding as of March 31, 2006	1.8	$28.53
Restricted units granted	0.3	21.97
Restricted units released	(0.5)	27.48
Restricted units cancelled	(0.2)	26.38

Outstanding as of March 31, 2007	1.4	$26.86
Restricted units granted	0.2	25.23
Restricted units released	(0.6)	27.70
Restricted units cancelled	(0.1)	25.06

Outstanding as of March 31, 2008	0.9	$27.20
Restricted units granted	0.4	24.02
Restricted units released	(0.6)	27.91
Restricted units cancelled	(0.1)	24.11

Outstanding as of March 31, 2009	0.6	$24.99

The total intrinsic value of RSAs and RSUs released during the fiscal years 2009, 2008 and 2007 was approximately $78 million, $50 million and $25 million, respectively.
Performance Awards
PSUs are target awards issued under the Company’s long-term incentive plan to senior executives where the number of shares ultimately issued to the employees depends on Company performance measured against specified targets. The Committee determines the number of shares to grant after either a one-year or three-year performance cycle as applicable to the 1-year and 3-year PSUs, respectively. The fair value of each award is estimated on the date that the performance targets are established based on the quoted market value of the Company’s stock adjusted for dividends as described above for RSUs, and the Company’s estimate of the level of achievement of the performance targets. The Company recalculates the fair value of issued PSUs each reporting period until they are granted. The adjustment is based on the quoted market value of the Company’s stock on the reporting period date, adjusted for dividends as described above for RSUs, and the Company’s comparison of the performance it expects to achieve with the performance targets. Compensation costs will continue to be amortized over the requisite service period of the awards.
Under the Company’s long-term incentive program for fiscal years 2009, 2008 and 2007 senior executives were issued PSUs, under which the senior executives are eligible to receive RSAs or RSUs and unrestricted shares at the end of the performance cycle if certain performance targets are achieved. Additionally, senior executives were granted RSAs or RSUs for fiscal years 2009 and 2008 and stock options for fiscal year 2007. At the conclusion of the performance cycle for each PSU, the applicable number of shares of RSAs, RSUs or unrestricted stock granted may vary based upon the level of achievement of the performance targets and the approval of the Committee (which has discretion to reduce any award for any reason). The related compensation cost recognized will be based on the number of shares granted.
RSAs and RSUs relating to 1-year PSUs were granted as follows:

	Year Ended March 31, 2009 for			Year Ended March 31, 2008 for			Year Ended March 31, 2007 for
	the Performance Cycle of			the Performance Cycle of			the Performance Cycle of
	Fiscal 2008			Fiscal 2007			Fiscal 2006
			Weighted Average			Weighted Average		Weighted Average
			Grant Date			Grant Date		Grant Date
(Shares in millions)	Shares		Fair Value	Shares		Fair Value	Shares	Fair Value
RSAs	1.8		$26.04	0.9		$26.45	0.3	$21.88

RSUs	—	(1)	$25.96	—	(1)	$26.38	—	—

(1)	Shares granted amount to less than 0.1 million shares.
During the year ended March 31, 2009, approximately 0.4 million unrestricted shares with a weighted average grant date fair value of $25.80 were granted relating to 3-year PSUs.
The Committee approved also the FY09 Sales Retention Equity Program (the Program) to reward and retain top sales performers. Awards granted under the Program may not exceed 0.8 million shares or $20 million of grant date value. Eligible participants may receive RSAs or RSUs at the end of the performance cycle if certain performance targets are achieved, subject to the approval of the Committee (which has discretion to reduce any award for any reason). The related compensation cost recognized will be based on the number of shares granted.
Stock Purchase Plan
The Company maintains the Year 2000 Employee Stock Purchase Plan (the Purchase Plan) for all eligible employees. The Purchase Plan is considered compensatory. Under the terms of the Purchase Plan, employees may elect to withhold between 1% and 25% of their base pay through regular payroll deductions, subject to Internal Revenue Code limitations. Shares of the Company’s common stock may be purchased at six-month intervals at 85% of the lower of the fair market value of the Company’s common stock on the first or last day of each six-month period. During fiscal years 2009, 2008, and 2007, employees purchased approximately 1.5 million, 1.3 million and 1.5 million shares, respectively, at average prices of $17.56, $20.19 and $17.47 per share, respectively. As of March 31, 2009, approximately 19.8 million shares were reserved for future issuance under the Purchase Plan.

The fair value is estimated on the first date of the offering period using the Black-Scholes option pricing model. The fair values and the weighted average assumptions for the Purchase Plan offer periods commencing in the respective fiscal years are as follows:

		Year Ended March 31,
	2009	2008	2007
Weighted average fair value	$5.89	$5.57	$4.73
Dividend yield	.78%	.63%	.74%
Expected volatility factor(1)	.50	.23	.22
Risk-free interest rate(2)	1.1%	4.2%	5.2%
Expected life (in years)(3)	0.5	0.5	0.5

(1)	Expected volatility is measured using historical daily price changes of the Company’s stock over the respective term of the offer period and the implied volatility is derived from the market prices of the Company’s traded options.

(2)	The risk-free rate for periods within the contractual term of the offer period is based on the U.S. Treasury yield curve in effect at the beginning of the offer period.

(3)	The expected life is the six-month offer period.
Note 11 — Profit-Sharing Plan
The Company maintains a defined contribution plan, the CA, Inc. Savings Harvest Plan (CASH Plan), for the benefit of the U.S. employees of the Company. The CASH Plan is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986 (the Code), and contains a qualified cash or deferred arrangement as described under Section 401(k) of the Code. Pursuant to the CASH Plan, eligible participants may elect to contribute a percentage of their base compensation. The Company may make matching contributions under the CASH plan. The matching contributions to the CASH Plan totaled approximately $14 million, $14 million and $13 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively. In addition, the Company may make discretionary contributions of Company common stock to the CASH Plan. Charges for the discretionary contributions to the CASH plan totaled approximately $24 million, $18 million and $24 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.
Note 12 — Rights Plan
Each outstanding share of the Company’s common stock carries a Stock Purchase Right issued under the Company’s Stockholder Protection Rights Agreement, dated October 16, 2006 (the Rights Agreement). Under certain circumstances, each right may be exercised to purchase one one-thousandth of a share of Participating Preferred Stock, Class A, for $100. Following (i) the acquisition of 20% or more of the Company’s outstanding common stock by an Acquiring Person as defined in the Rights Agreement (Walter Haefner and his affiliates and associates are “grandfathered” under this provision so long as their aggregate ownership of Common Stock does not exceed approximately 126,562,500 shares), or (ii) the commencement of a tender offer or exchange offer that would result in a person or group owning 20% or more of the Company’s outstanding common stock, under certain circumstances each right, other than rights held by an Acquiring Person, may be exercised to purchase common stock of the Company or a successor company with a market value of twice the $100 exercise price. However, the rights will not be triggered by a Qualifying Offer, as defined in the Rights Agreement, if holders of at least 10 percent of the outstanding shares of the Company’s common stock request that a special meeting of stockholders be convened for the purpose of exempting such offer from the Rights Agreement, and thereafter the stockholders vote at such meeting to exempt such Qualifying Offer from the Rights Agreement. The rights, which are redeemable by the Company at one cent per right, expire November 30, 2009.

SCHEDULE II
CA, INC.
AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

		Additions/
		(Deductions)
		Charged/
	Balance at	(Credited) to		Balance
	Beginning	Costs and		at End
Description	of Period	Expenses	Deductions(1)	of Period
(in millions)
Allowance for doubtful accounts
Year ended March 31, 2009	$31	$9	$(15)	$25
Year ended March 31, 2008	$37	$22	$(28)	$31
Year ended March 31, 2007	$45	$11	$(19)	$37

(1)	Write-offs and recoveries of amounts against allowance provided.